Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among:

Iomega Corporation,

a Delaware corporation;

Great Wall Technology Company Limited,

a PRC company;

ExcelStor Group Limited,

a Cayman Islands company;

ExcelStor Holdings Limited,

a British Virgin Islands company;

ExcelStor Great Wall Technology Limited,

a Cayman Islands company;

and

Shenzhen ExcelStor Technology Limited,

a PRC company

Dated as of December 12, 2007

i

(continued)

ii

(continued)

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of December 12, 2007 (the “Agreement Date”), is by and among IOMEGA CORPORATION, a Delaware corporation (“Buyer”), GREAT WALL TECHNOLOGY COMPANY LIMITED, a PRC company (“GWT”), EXCELSTOR GROUP LIMITED, a Cayman Islands company (“ExcelStor Group”), EXCELSTOR HOLDINGS LIMITED, a British Virgin Islands company (“ExcelStor Holdings” and together with GWT and ExcelStor Group, “Selling Shareholders” and each individually, a “Selling Shareholder”), EXCELSTOR GREAT WALL TECHNOLOGY LIMITED, a Cayman Islands company (“ESGWT”), and SHENZHEN EXCELSTOR TECHNOLOGY LIMITED, a PRC company (“SETL” and together with ESGWT, the “Top Level Operating Companies” and each individually, a “Top Level Operating Company”). Buyer, Selling Shareholders and the Top Level Operating Companies are sometimes referred to collectively as the “Parties” and each individually, as a “Party.” Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS:

WHEREAS, Selling Shareholders collectively own all of the issued and outstanding shares of the Top Level Operating Companies;

WHEREAS, the Boards of Buyer and each of Selling Shareholders have determined that it is in the best interests of their respective companies and stockholders to complete the share purchase transaction provided for in this Agreement in which Selling Shareholders will sell to Buyer, and Buyer will purchase from Selling Shareholders, 100% of the issued and outstanding shares of the Top Level Operating Companies in exchange for US$50,000 and that number of shares of Buyer Common Stock as is equal to approximately 60% of the issued and outstanding capital stock of Buyer immediately following the Closing Date (utilizing the “treasury stock method” as set forth in Section 1.4 for the purpose of calculating stock options);

WHEREAS, as an inducement and condition to Selling Shareholders’ entry into this Agreement, Buyer and Selling Shareholders will enter into an Investor Rights Agreement attached hereto as Exhibit B as of the Closing Date (the “Investor Rights Agreement”); and

WHEREAS, the Parties desire to make or enter into, as the case may be, certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Transferred Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer will purchase from Selling Shareholders, and Selling Shareholders will sell, transfer, assign, deliver and convey to Buyer, all Selling Shareholders’ right, title and interest in, to and under all of (a) the issued and outstanding capital shares of ESGWT (the “ESGWT Shares”), and (b) the issued and outstanding equity interests in SETL (the “SETL Shares” and, together with the ESGWT Shares, the “Transferred Shares”), free and clear of all Liens. The sale by Selling Shareholders, and the purchase and payment by Buyer, of the Transferred Shares is referred to herein as the “Sale.”

Section 1.2 Consideration. The consideration payable by Buyer to Selling Shareholders for the Transferred Shares shall consist of an aggregate of (i) US$50,000 and (ii) that number of duly authorized, validly issued, fully paid and non-assessable Consideration Shares calculated pursuant to Section 1.4 (together with the associated preferred share purchase rights (the “Buyer Stockholder Rights”) attached thereto pursuant to the Rights Agreement (the “Buyer Rights Agreement”), dated as of July 29, 1999, between Buyer and American Stock Transfer & Trust Company, as rights agent), which shall be allocated among Selling Shareholders as follows:

(a) in exchange for all of the ESGWT Shares, (i) US$7,420 and 14.84% of the aggregate number of Consideration Shares to GWT and (ii) US$4,610 and 9.22% of the aggregate number of Consideration Shares to ExcelStor Group; and

(b) in exchange for all of the SETL Shares, (i) US$23,420 and 46.84% of the aggregate number of Consideration Shares to GWT and (ii) US$14,550 and 29.10% of the aggregate number of Consideration Shares to ExcelStor Group.

Section 1.3 Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP at 515 South Flower Street, Los Angeles, CA 90071, United States of America, on the date that is five (5) business days after satisfaction of the conditions set forth in Article VII (other than the conditions which by their terms have to be satisfied as of the Closing Date, but subject to the satisfaction of such conditions) or at such other time and place or in such other manner as the Parties may mutually agree (the “Closing Date”). At the Closing, Buyer shall deliver to Selling Shareholders certificates representing the Consideration Shares in exchange for Selling Shareholders or the Top Level Operating Companies delivering to Buyer (i) in respect of the ESGWT Shares, a copy of the original Register of Members of ESGWT showing the Buyer as the sole registered legal owner of the shares in ESGWT, and (ii) in respect of the SETL Shares, certificates or instruments of transfer representing the SETL Shares (including, as required by applicable Legal Requirements, registers of members, articles of association and business licenses, duly certified, endorsed or approved).

Section 1.4 Calculation of Consideration Shares.

(a) Closing Calculation.

(i) Within two Trading Days of the proposed Closing Date, Buyer will prepare and deliver to the Selling Shareholders a written statement, signed by the Chief Financial Officer of Buyer, setting forth the number of Consideration Shares to be issued to the Selling Shareholders pursuant to Section 1.2, including all supporting documentation for Buyer’s calculations therein (the “Preliminary Closing Calculation”). At the Closing, Buyer will issue to the Selling Shareholders that number of duly authorized, validly issued, fully paid and non-assessable Consideration Shares set forth in the Preliminary Closing Calculation (such number of Consideration Shares to be allocated among GWT and ExcelStor Group in accordance with Section 1.2(a) and (b)).

(ii) Within 15 calendar days after the Closing Date, Buyer will prepare and deliver to the Selling Shareholders a written statement, signed by the Chief Financial Officer of Buyer, setting forth any revisions to the calculation of the aggregate number of Consideration Shares based on updated information available to Buyer regarding outstanding Buyer Common Stock, Convertible Shares and Options at the Closing (the “Revised Closing Calculation”).

(b) Principles. Buyer and the Selling Shareholders shall calculate the number of Consideration Shares utilizing the following principles:

(i) “Consideration Shares” means the number of shares of Buyer Common Stock equal to the product of (A) 1.5, multiplied by (B) the sum of (x) the total number of shares of Buyer Common Stock outstanding as of the Closing Date, plus (y) the Convertible Shares, plus (z) the Treasury Method Amount.

(ii) “Convertible Shares” means the number of shares of Buyer Common Stock issuable upon the exercise or conversion of all outstanding options, warrants or other convertible securities (assuming full vesting of any such securities that are subject to vesting) of Buyer as of the Closing Date (excluding any Option Shares).

(iii) “Options” means all options issued and outstanding under the Buyer Stock Plans as of the Closing Date.

(iv) “Option Shares” means the aggregate number of shares of Buyer Common Stock issuable upon the exercise of Options (whether or not vested) as of the Closing Date.

(v) “Treasury Method Amount” means the number of shares of Buyer Common Stock equal to the quotient of (x) the difference of (A) the product of (1) the number of Option Shares, multiplied by (2) the Trailing Average, minus (B) an amount equal to the sum of the product calculated for each outstanding Option (on an Option-by-Option basis) of (1) the number of Option Shares subject to an Option (provided, however, that any Option with an exercise price greater than the Trailing Average shall not be included in this calculation), multiplied by (2) the exercise price for such Options, divided by (y) the Trailing Average.

(vi) “Trailing Average” means the 20 Trading Day average closing price for one share of Buyer Common Stock ending two Trading Days prior to the Closing Date.

(vii) “Trading Day” means any day on which shares of Buyer Common Stock are traded on the NYSE.

(c) Adjustment of Consideration Shares. In the event there is a difference between the number of Consideration Shares set forth in the Preliminary Closing Calculation and the Revised Closing Calculation, then Buyer or the Selling Shareholders, as applicable, shall issue or transfer shares of Buyer Common Stock to the other, as follows:

(i) Shortfall Consideration Shares. Within ten calendar days of the date of the final determination of the Revised Closing Calculation pursuant to Section 1.3(a), to the extent the number of Consideration Shares set forth in the Revised Closing Calculation is less than the number of Consideration Shares set forth in the Preliminary Closing Calculation, Buyer shall issue to the Selling Shareholders, for no additional consideration, a number of shares of duly authorized, validly issued, fully paid and non-assessable Buyer Common Stock equal to such difference, in accordance with the allocation set forth in Section 1.2(a) and (b).

(ii) Excess Consideration Shares. Within ten calendar days of the date of the final determination of the Revised Closing Calculation pursuant to Section 1.4(a), to the extent the number of Consideration Shares set forth in the Revised Closing Calculation is greater than the number of Consideration Shares set forth in the Preliminary Closing Calculation, the Selling Shareholders shall transfer and assign to Buyer, for no consideration, a number of shares of Buyer Common Stock equal to such difference, in accordance with the allocation set forth in Section 1.2(a) and (b).

Section 1.5 Tax Treatment and Elections. The Parties acknowledge and agree that it is the Parties’ intent that (i) the Transactions shall be treated as taxable transactions for purposes of the Code and (ii) Buyer shall file an election with the IRS to have the provisions of Section 338(g) of the Code (“Section 338 Election”) apply to the Transactions. In furtherance of the foregoing, Buyer shall be responsible for and control the preparation and filing of such Section 338 Election (the form of which shall be reasonably acceptable to the Selling Shareholders), and the Selling Shareholders shall cooperate as reasonably requested by Buyer in connection with the preparation and filing of such Section 338 Election.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS

Subject to the exceptions set forth in the Selling Shareholder Disclosure Schedule, each Selling Shareholder, severally but not jointly, represents and warrants to Buyer as follows:

Section 2.1 Organization and Qualification. Such Selling Shareholder is duly organized (or incorporated as the case may be), validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (or incorporated as the case may be) (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted, except to the extent that the failure to be so organized (or incorporated as the case may be), existing or in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, an Operating Company Material Adverse Effect. Such Selling Shareholder is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Operating Company Material Adverse Effect.

Section 2.2 Authority; Requisite Approval.

(a) Such Selling Shareholder has full corporate or other power and authority to execute, deliver and perform this Agreement and, subject only to the required Consents set forth in Section 2.3(b) of the Selling Shareholder Disclosure Schedule and the approval of the shareholders of each Selling Shareholder, to consummate the Transactions. ExcelStor Group’s and ExcelStor Holdings’ Boards, by written resolutions or board minutes obtained in accordance with their constitutional documents at meetings duly called and held, and GWT’s Board, by unanimous written consent of all directors and not thereafter modified or rescinded, have (i) approved this Agreement, and, to the extent applicable, the documents to be entered into in connection herewith, and the Transactions, and (ii) determined that this Agreement and the terms and conditions of the Transactions are fair, just, reasonable, equitable, advisable and in the best interests of such Selling Shareholder and its shareholders. GWT’s Board, by unanimous written consent of all directors and not thereafter modified or rescinded, has directed that this Agreement and the Transactions be submitted to GWT’s shareholders for consideration and recommended that all of GWT’s shareholders adopt and approve this Agreement and approve the Transactions (the “GWT Shareholder Voting Proposal”). This Agreement has been duly and validly executed and delivered by such Selling Shareholder, and assuming due authorization, execution and delivery by Buyer and the Top Level Operating Companies, this Agreement constitutes a valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms.

(b) Except for obtaining the Required GWT Vote, no other corporate proceedings (including any votes of the shareholders of ExcelStor Group or ExcelStor Holdings) on the part of any Selling Shareholder are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Transactions.

Section 2.3 Required Filings and Consents.

(a) Except as set forth in Section 2.3(a) of the Selling Shareholder Disclosure Schedule, the execution and delivery by such Selling Shareholder of this Agreement do not, and the performance by such Selling Shareholder of its covenants and agreements under this Agreement and the consummation by such Selling Shareholder of the Transactions do not and will not, (i) assuming receipt of the Required GWT Vote, conflict with or violate the constitutional documents of such Selling Shareholder, (ii) assuming receipt of the government approvals contemplated by Section 2.3(b) of the Selling Shareholder Disclosure Schedule, conflict with or violate any Legal Requirements applicable to such Selling Shareholder or by which any of its properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair such Selling Shareholder’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of such Selling Shareholder pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Selling Shareholder is a party or by which such Selling Shareholder or its properties is bound or affected, or (iv) give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of such Selling Shareholder or any of its respective assets or properties, except in the case of the preceding clauses (ii) and (iii), inclusive, as would not reasonably be expected to have, individually or in the aggregate, an Operating Company Material Adverse Effect.

(b) The execution and delivery by such Selling Shareholder of this Agreement do not, and the performance by such Selling Shareholder of its covenants and agreements under this Agreement and the consummation by such Selling Shareholder of the Transactions will not, require any Consent of, filing with or notification to, any Person or Governmental Body, except (i) as set forth in Section 2.3(b) of the Selling Shareholder Disclosure Schedule, (ii) as may be required by the HSR Act, or (iii) the filing of the Buyer Proxy Statement with the SEC in accordance with Regulation 14A of the Exchange Act.

Section 2.4 Ownership and Transfer of the Transferred Shares. Such Selling Shareholder is the record and beneficial owner of the Transferred Shares as set forth opposite such Selling Shareholder’s name on Section 2.4 of the Selling Shareholder Disclosure Schedule, free and clear of any and all Liens. Such Selling Shareholder has the power and authority to sell, transfer, assign and deliver its Transferred Shares as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Transferred Shares, free and clear of any and all Liens.

Section 2.5 Brokers, Finders and Financial Advisors. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Selling Shareholder.

Section 2.6 Investment Representations.

(a) Such Selling Shareholder is not a U.S. person (as defined in Regulation S under the Securities Act) and is not acquiring the Consideration Shares for the account or benefit of any U.S. person.

(b) Such Selling Shareholder acknowledges that the Consideration Shares are “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act and agrees that it will not offer, resell, pledge or otherwise transfer any of the Consideration Shares, or any interest therein, unless such offer, sale, pledge or other transfer is made: (i) to Buyer; (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act and in compliance with applicable Legal Requirements; (iii) within the United States, in accordance with (a) Rule l44A promulgated under the Securities Act to a Person such Selling Shareholder reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A) that is purchasing for its own account or for the account of one or more qualified institutional buyers and to whom notice is given that the offer, sale, pledge or transfer is being made in reliance upon Rule 144A, or (b) Rule 144, if available, and in compliance with any applicable securities laws of any state of the United States; (iv) in another transaction that does not require registration under the Securities Act or any applicable securities laws of any state of the United States; or (v) pursuant to a registration statement that has been declared effective by the SEC under the Securities Act and that continues to be effective at the time of such offer, sale, pledge or other transfer, after, in the event of proposed transfers pursuant to clauses (iii) or (iv) above, providing to Buyer an opinion of a nationally recognized counsel in a form reasonably satisfactory to Buyer that the proposed transfer may be effected without registration under the Securities Act or any applicable securities laws of any state of the United States.

(c) Such Selling Shareholder is not acquiring the Consideration Shares as a result of, and will not engage in, any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States in respect of the Consideration Shares.

(d) Such Selling Shareholder acknowledges that offers and sales of any Consideration Shares, prior to the expiration of the period of one year following the Closing Date (the “Distribution Compliance Period”), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in accordance with all applicable securities laws. Such Selling Shareholder further acknowledges that Buyer will refuse to register any transfer of the Consideration Shares not made in accordance with foregoing provisions.

(e) Such Selling Shareholder shall not engage in any hedging transactions with respect to the Consideration Shares unless such transactions are made in compliance with the Securities Act.

(f) Such Selling Shareholder acknowledges that the certificates representing the Consideration Shares shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATING TO THESE SECURITIES, THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS, (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH (1) RULE 144A UNDER THE SECURITIES ACT OR (2) RULE 144 UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO CLAUSES (C) OR (D) ABOVE, A LEGAL OPINION SATISFACTORY TO THE COMPANY MUST FIRST BE PROVIDED. HEDGING TRANSACTIONS WITH RESPECT TO THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

TOP LEVEL OPERATING COMPANIES

Subject to the exceptions set forth in the Top Level Operating Company Disclosure Schedule, the Top Level Operating Companies represent and warrant to Buyer as follows:

Section 3.1 Organization and Qualification. A complete and accurate list of the jurisdiction of incorporation or formation of each Operating Company and the percentage of each Operating Company’s outstanding equity interests owned by Selling Shareholders is set forth in Section 3.1 of the Top Level Operating Company Disclosure Schedule. Except for the Subsidiary Operating Companies which are owned 100% by the Top Level Operating Companies, none of the Operating Companies has any Subsidiaries, and none of the Operating Companies owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person. Each Operating Company is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted, except to the extent that the failure to be so organized, existing or in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, an Operating Company Material Adverse Effect. Each Operating Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, an Operating Company Material Adverse Effect.

Section 3.2 Constituent Documents. The Top Level Operating Companies have heretofore made available to Buyer complete and accurate copies of the constitutional documents of the Operating Companies (the “Operating Company Constituent Documents”). The Operating Company Constituent Documents are in full force and effect, and none of the Boards of any Operating Company has taken any action to amend the Operating Company Constituent Documents in any respect. None of the Operating Companies has taken any action in breach or violation of any of the provisions of the Operating Company Constituent Documents.

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Top Level Operating Company Disclosure Schedule sets forth the authorized and issued capital of each Operating Company.

(b) There are no stock option plans, or any other plan or agreement, adopted by the Operating Companies that provides for the issuance of equity or other equity compensation to any Person.

(c) Except as described in Section 3.3(c) of the Top Level Operating Company Disclosure Schedule, no capital stock of or equity interests in the Operating Companies or any security convertible or exchangeable into or exercisable for such capital stock or equity interests, is issued, reserved for issuance or outstanding as of the Agreement Date. There are no exercisable securities, options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which any Operating Company is a party, or by which any Operating Company is bound, obligating any Operating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, equity interests or other securities of any Operating Company or obligating any Operating Company to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding (“Operating Company Rights”). There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which any Operating Company is a party, or by which it or they are bound, obligating any Operating Company with respect to any shares of capital stock, equity interests or other securities of any Operating Company. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of any Operating Company), of any Operating Company, to repurchase, redeem or otherwise acquire any shares of capital stock, equity interests or other securities of any Operating Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no registration rights or other agreements, arrangements or understandings to which any Operating Company is a party, or by which it or they are bound, obligating any Operating Company with respect to any capital stock, equity interests or other securities of any Operating Company.

(d) The Transferred Shares represent 100% of the issued and outstanding capital stock of or equity interests in each of the Top Level Operating Companies. All outstanding Transferred Shares have been issued on the terms and conditions specified in the instruments pursuant to which have been issued, and are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts exist in such jurisdictions) and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Operating

Company Constituent Documents or any agreement to which any Operating Company or Selling Shareholder is a party or otherwise bound. None of the outstanding Transferred Shares have been issued in violation of any applicable Legal Requirements. All of the Transferred Shares are owned by Selling Shareholders free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding Transferred Shares.

Section 3.4 Authority; Requisite Approval.

(a) The Top Level Operating Companies have full corporate or other power and authority to execute, deliver and perform this Agreement and, subject only to the required Consents set forth in Section 3.5(b) of the Top Level Operating Company Disclosure Schedule and the approval of the respective shareholders of each Selling Shareholder as described below, to consummate the Transactions. ESGWT’s Board, by written resolutions or board minutes obtained in accordance with its constitutional documents at a meeting duly called and held, and SETL’s Board, by unanimous written consent of all of its directors not thereafter modified or rescinded, have (i) approved this Agreement, and, to the extent applicable, the documents to be entered into in connection herewith, and the Transactions, and (ii) determined that this Agreement and the terms and conditions of the Transactions are fair, just, reasonable, equitable, advisable and in the best interests of such Top Level Operating Company and its shareholders. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Boards of the Top Level Operating Companies. As of the Agreement Date, the Boards of the Top Level Operating Companies have determined that this Agreement and the Transactions are advisable and in the best interests of the Top Level Operating Companies. This Agreement has been duly and validly executed and delivered by the Top Level Operating Companies, and assuming due authorization, execution and delivery by Buyer and Selling Shareholders, this Agreement constitutes a valid and binding obligation of the Top Level Operating Companies, enforceable against the Top Level Operating Companies in accordance with its terms.

(b) Except for obtaining the Required GWT Vote, no other corporate proceedings on the part of the Operating Companies are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Transactions.

Section 3.5 Required Filings and Consents.

(a) Except as set forth in Section 3.5(a) of the Top Level Operating Company Disclosure Schedule, the execution and delivery by the Top Level Operating Companies of this Agreement do not, and the performance by the Top Level Operating Companies of their covenants and agreements under this Agreement and the consummation by the Top Level Operating Companies of the Transactions do not and will not, (i) assuming receipt of the Required GWT Vote, conflict with or violate the Operating Company Constituent Documents, (ii) assuming receipt of the government approvals contemplated by Section 2.3(b) of the Selling Shareholder Disclosure Schedule, conflict with or violate any Legal Requirements applicable to the Operating Companies or by which any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair any Operating Company’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of any Operating Company pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Operating Company is a party or by which any Operating Company or its properties is bound or affected, or (iv) give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of or equity interests in any Operating Company or any of their respective assets or properties, except in the case of the preceding clauses (ii) and (iii), inclusive, as would not reasonably be expected to have, individually or in the aggregate, an Operating Company Material Adverse Effect.

(b) The execution and delivery by the Top Level Operating Companies of this Agreement do not, and the performance by the Top Level Operating Companies of their covenants and agreements under this Agreement and the consummation by the Top Level Operating Companies of the Transactions will not, require any Consent of, filing with or notification to, any Person or Governmental Body, except (i) as set forth in Section 3.5(b) of the Top Level Operating Company Disclosure Schedule, (ii) as may be required by the HSR Act, or (iii) the filing of the Buyer Proxy Statement with the SEC in accordance with Regulation 14A of the Exchange Act.

Section 3.6 Absence of Certain Changes or Events. Since the date of the Operating Company Most Recent Balance Sheet and through the Agreement Date, each Operating Company has conducted its business in the ordinary course of business consistent with past practices and, since such date through the Agreement Date, there has not occurred (i) any Operating Company Material Adverse Effect or (ii) any action taken by any Operating Company or event that would have required the consent of Buyer pursuant to Section 5.2 had such action or event occurred after the Agreement Date.

Section 3.7 Compliance with Laws; Permits.

(a) The Operating Companies are in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to the Operating Companies or by which any of their respective properties is bound.

(b) The Operating Companies hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, Orders and other approvals from Governmental Bodies that are material to the operation of the Operating Company Business (collectively, the “Operating Company Permits”). The Operating Company Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of the Top Level Operating Companies, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of the Top Level Operating Companies, threatened, seeking the suspension, revocation or cancellation of any Operating Company Permits. No Operating Company Permit shall cease to be effective as a result of the consummation of the Transactions.

Section 3.8 Legal Proceedings; Orders. There are no material Legal Proceedings, (a) pending against any Operating Company or any of their respective properties or assets, or (b) to the knowledge of the Top Level Operating Companies, threatened against any Operating Company, or any of their respective properties or assets. The Operating Companies are not subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the Transactions. There has not been nor are there currently any internal investigations or inquiries being conducted by any Operating Company, the Boards (or any committee thereof) of any Operating Company or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.9 Financial Statements.

(a) Section 3.9(a) of the Top Level Operating Company Disclosure Schedule contains the following financial statements (collectively, the “Operating Company Financial Statements”): (i) unaudited combined balance sheet (the “Operating Company Most Recent Balance Sheet”) and statements of income and cash flows as of and for the six (6) month period ended June 30, 2007 for the Operating Companies (the “Operating Company Most Recent Financial Statements”) as compared to the same period 2006, (ii) audited combined balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 2004, 2005 and 2006 for the Operating Companies, and (iii) unaudited combined balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 2002 and 2003 for the Operating Companies. The Operating Company Financial Statements (including the notes thereto) conform with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the combined financial condition of the Operating Companies as of such dates and the results of operations and cash flows of the Operating Companies for such periods; provided, however, that the Operating Company Most Recent Financial Statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) Except as reflected in the Operating Company Most Recent Balance Sheet, to the knowledge of the Top Level Operating Companies, none of the Operating Companies has any Liabilities, other than (i) Liabilities incurred since the date of the Operating Company Most Recent Balance Sheet in the ordinary course of business consistent with past practices, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities incurred pursuant to the terms of Contracts that the Operating Companies are bound by or subject to. Neither Selling Shareholders nor any of their Affiliates (other than the Operating Companies) own any tangible assets or possess any Contract used by the Operating Companies or other rights that were developed for or obtained by Selling Shareholders or their Affiliates specifically for any Operating Company for use in the operation of the Operating Company Business that the Operating Companies do not have ownership of or rights of use.

Section 3.10 Material Contracts.

(a) For all purposes of and under this Agreement, an “Operating Company Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to any Operating Company;

(ii) any employment-related Contract entered into by any Operating Company, or any Operating Company Employee Plan any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Transactions (whether alone or in connection with subsequent or additional events);

(iii) any Contract containing any covenant (A) limiting the right of any Operating Company to engage in any line of business or to compete with any Person in any line of business or (B) prohibiting any Operating Company from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(iv) any Contract (A) relating to the pending or future disposition or acquisition by any Operating Company after the Agreement Date of a material amount of assets other than in the ordinary course of business or (B) pursuant to which any Operating Company will acquire after the Agreement Date any material ownership interest in any other Person or other business enterprise;

(v) any material manufacturing Contract and any material lease or Contract for the purchase of real estate;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or any other Contracts relating to the borrowing of money or extension of credit, in each case in excess of US$500,000 other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries or between or among any Operating Companies, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practices;

(vii) any settlement Contract with ongoing obligations by any Operating Company other than (A) releases that are immaterial in nature or entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed US$300,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practices;

(viii) any Contract that is collectively bargained by the Operating Companies;

(ix) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by any Operating Company in any twelve (12) month period of US$300,000 or more in any individual case that is not terminable by the applicable Operating Company upon notice of ninety (90) days or less without material liability to such Operating Company and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(x) each distributor, reseller, sales, advertising, agency, value added, original equipment manufacturer, manufacturer’s representative, joint marketing, joint development and joint venture Contract that provides for payments by or to an Operating Company of US$300,000 per year or more.

(b) Section 3.10(b) of the Top Level Operating Company Disclosure Schedule contains as of the Agreement Date a complete and accurate list of all Operating Company Material Contracts as of the Agreement Date, to or by which any Operating Company is a party or is bound, and identifies each subsection of Section 3.10(a) that describes such Operating Company Material Contract.

(c) Each Operating Company Material Contract is valid and binding on the applicable Operating Company and is in full force and effect, other than those Operating Company Material Contracts that by their terms have expired or been terminated since the Agreement Date, and none of the Operating Companies, nor, to the knowledge of the Top Level Operating Companies, any other party thereto, is in breach of, or default under, any such Operating Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Operating Companies, or, to the knowledge of the Top Level Operating Companies, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, an Operating Company Material Adverse Effect.

Section 3.11 Employee Benefit Matters.

(a) Section 3.11(a) of the Top Level Operating Company Disclosure Schedule sets forth a complete and accurate list as of the Agreement Date of all Operating Company Employee Plans. None of the Operating Companies has any plan or commitment to establish any new Operating Company Employee Plan, to modify any Operating Company Employee Plan (except to the extent required by law or to conform any such Operating Company Employee Plan to the requirements of any Legal Requirements, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to adopt or enter into any Operating Company Employee Plan except in the ordinary course of business consistent with past practices.

(b) With respect to each Operating Company Employee Plan, the Operating Companies have made available to Buyer complete and accurate copies of (i) such plan documents (or a written summary of any unwritten plan) together with all amendments, (ii) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (iii) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (iv) all current personnel, payroll and employment manuals and policies adopted by any Operating Company, (v) the most recent annual reports, periodic financial statements and other annual accounting of assets for each Operating Company Employee Plan that is funded other than by the general assets of any Operating Company, and (vi) all material correspondence to or from any governmental agency relating to any Operating Company Employee Plan within the past two (2) years; provided, however, that in the case of each Operating Company Employee Plan for which ADP TotalSource, Inc. is the plan sponsor, the Operating Companies have made available to Buyer complete and accurate copies of only those items referenced in the foregoing clauses “(i)” through “(vi)” that are in the possession of the Operating Companies.

(c) To the knowledge of the Top Level Operating Companies, each Operating Company Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, each Operating Company has in all material respects met its obligations with respect to each Operating Company Employee Plan and has timely made (or timely will make) all required contributions thereto.

(d) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of the Top Level Operating Companies, threatened or reasonably anticipated, with respect to any Operating Company Employee Plan or the assets of any Operating Company Employee Plan that is likely to cause an Operating Company Material Adverse Effect, other than claims for benefits in the ordinary course. To the knowledge of the Top Level Operating Companies, no Operating Company Employee Plan is or within the last three (3) calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(e) Except as set forth in Section 3.11(e) of the Top Level Operating Company Disclosure Schedule, no Operating Company and no member of the Operating Company Controlled Group currently has and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) Section 3.11(f) of the Top Level Operating Company Disclosure Schedule sets forth a complete and accurate list as of the Agreement Date of (i) all employment agreements (oral or written) with employees of the Operating Companies, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business; and (ii) all operative severance agreements, programs and policies of the Operating Companies with or relating to its officers.

(g) As of the Agreement Date, all contributions required to be made with respect to any Operating Company Employee Plan on or prior to the Agreement Date have been or will be timely made or are reflected on the Operating Company Most Recent Balance Sheet as liabilities.

(h) The negotiation or consummation of the Transactions will not (i) entitle any current or former employee, director, consultant or officer of any Operating Company to severance pay, or any other payment from any Operating Company, or pursuant to any Operating Company Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any current or former employee, director, consultant or officer of any Operating Company pursuant to any Operating Company Employee Plan, (iii) result in the forgiveness of indebtedness with respect to any current or former employee, director, consultant or officer by any Operating Company, or (iv) trigger an obligation to fund benefits under any Operating Company Employee Plan.

Section 3.12 Labor Matters.

(a) Each Operating Company (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages (including overtime payment) or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social insurance, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practices), except in each case, for any failure to withhold, report or pay which would not have or would not reasonably be expected to have an Operating Company Material Adverse Effect.

(b) To the knowledge of the Top Level Operating Companies: (i) there are no current labor union organizing activities with respect to any employees of any Operating Company, (ii) no labor union, labor organization, trade union, works council or group of employees of any Operating Company has made a pending written demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the any labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or to the knowledge of the Top Level Operating Companies threats thereof, against or affecting any Operating Company.

Section 3.13 Properties. Each Operating Company has good and valid title to, or a valid leasehold interest in, all the properties and assets that it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected on the Operating Company Most Recent Balance Sheet (except for personal property sold since the date of the Operating Company Most Recent Balance Sheet in the ordinary course of business consistent with past practices). All properties and assets reflected on the Operating Company Most Recent Balance Sheet are free and clear of all Liens, except (i) for Liens reflected on the Operating Company Most Recent Balance Sheet, (ii) Liens for Taxes not yet due and payable, (iii) inchoate mechanic’s and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practices, and (v) all matters of record, Liens and other imperfections of title and encumbrances, if any, which do not detract materially from the value or materially prevent the present use of the property subject thereto or affected thereby. All real property leases, subleases, licenses or other occupancy agreements to which any Operating Company is a party (collectively, the “Operating Company Real Property Leases”) are in full force and effect in all material respects. There is no material default by any Operating Company under any of the Operating Company Real Property Leases, or, to the knowledge of any Operating Company, material defaults by any other party thereto, except such defaults as have been waived in writing or cured.

Section 3.14 Tax Matters. Each Operating Company has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects, (i) each Operating Company has paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established on the Operating Company Financial Statements in accordance with GAAP, (ii) the Tax Returns of each Operating Company have been reviewed by the applicable Tax examination authority (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 31, 2006, (iii) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes, and (iv) there are no Liens for Taxes on any of the assets of any Operating Company other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Operating Company Financial Statements in accordance with GAAP.

Section 3.15 Environmental Matters.

(a) To the knowledge of the Top Level Operating Companies, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by any Operating Company or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by any Operating Company, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon.

(b) To the knowledge of the Top Level Operating Companies, the Operating Companies have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, an Operating Company Material Adverse Effect, the Hazardous Materials Activities of the Operating Companies prior to the Closing have not resulted in the exposure of any natural person to a Hazardous Material in a manner which has caused or would reasonably be expected to cause a material adverse health effect to any such natural person.

(c) The Operating Companies have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials

Activities. To the knowledge of the Top Level Operating Companies, no circumstances exist which would reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Top Level Operating Companies, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of any Operating Company that would reasonably be expected to have, individually or in the aggregate, an Operating Company Material Adverse Effect.

Section 3.16 Intellectual Property Matters.

(a) Section 3.16(a) of the Top Level Operating Company Disclosure Schedule contains a complete and accurate list of all Patents, Copyrights, Trademarks and domain names that are Registered Intellectual Property owned by any Operating Company (such Patents, Copyrights, Trademarks, domain names and all other material Registered Intellectual Property owned by the Operating Companies, collectively the “Operating Company Registered Intellectual Property”).

(b) All material Operating Company Registered Intellectual Property is owned exclusively by the applicable Operating Company free and clear of any Liens (excluding any rights granted to any licensee of any Operating Company Intellectual Property Right entered into in the ordinary course of business). None of the Operating Companies has transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were material Operating Company Registered Intellectual Property Rights.

(c) To the knowledge of the Top Level Operating Companies, none of the Operating Companies has, in the conduct of the business of such Operating Company as currently conducted, infringed upon, violated or used without authorization, any Intellectual Property Rights owned by any third Person. There is no pending or, to the knowledge of the Top Level Operating Companies, threatened (and at no time within the three (3) years prior to the Agreement Date has there been pending) any suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against any Operating Company, alleging that any activities or conduct of any Operating Company’s business infringes upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, enforceability or registerability of any material Operating Company Intellectual Property Rights. None of the Operating Companies is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict any Operating Company’s rights to use, license or transfer any Operating Company Intellectual Property Rights, (ii) materially restrict the conduct of the business of such Operating Company in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require any Operating Company to license or transfer any Operating Company Intellectual Property Rights.

(d) None of the Operating Companies has committed, agreed or become obligated to license on a royalty-free basis any Operating Company Intellectual Property Rights to any third Person other than to one or more of the other Operating Companies as a result of any participation in an industry association, standard setting organization or similar body, or otherwise.

(e) Each Operating Company has taken commercially reasonable measures to protect the proprietary nature of the Trade Secrets owned by such Operating Company that is material to the business of such Operating Company as currently conducted.

(f) To the knowledge of the Top Level Operating Companies, all material Operating Company Intellectual Property Rights are, and following the Transactions shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to, any Governmental Body or third party.

(g) To the knowledge of the Top Level Operating Companies, no third party is misappropriating, infringing, diluting or violating any Operating Company Intellectual Property Rights in a manner that has or would reasonably be expected to have, individually or in the aggregate, an Operating Company Material Adverse Effect. There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by any Operating Company against any third party with respect to any Operating Company Intellectual Property Rights, which remain unresolved as of the Agreement Date.

(h) Section 3.16(h) of the Top Level Operating Company Disclosure Schedule contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to any Operating Company any Intellectual Property Right that is material to the business of any Operating Company (“Operating Company In Licenses”), other than Contracts with respect to commercially available Technology that is not included in any product currently manufactured by the Operating Companies or is not necessary to the manufacture of any product currently manufactured by the Operating Companies.

(i) Section 3.16(i) of the Top Level Operating Company Disclosure Schedule contains a complete and accurate list of all material Contracts pursuant to which any Operating Company has granted a third Person or Affiliate any rights or licenses to any Operating Company Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business (“Operating Company Out Licenses,” and together with the Operating Company In Licenses, the “Operating Company IP Licenses”).

(j) None of the Operating Companies nor, to the knowledge of the Top Level Operating Companies, any other party to an Operating Company IP License, is in material breach of any such Operating Company IP License that is material to the business of the Operating Companies, taken as a whole. The consummation of the Transactions will not result or cause (i) the breach by any Operating Company of any Operating Company IP License, (ii) the termination, impairment or restriction of any right or license granted to any Operating Company under any Operating Company IP License, or (iii) any Operating Company to grant, or expand the scope of a prior grant, to a third party of any rights to any material Operating Company Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have, individually or in the aggregate, an Operating Company Material Adverse Effect.

(k) The Operating Companies own or possess all right, title or interest in or to the name, trademark, service mark, logo, trade name, domain name, URL or company name comprising the word “ExcelStor” (collectively, the “Name”).

Section 3.17 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Operating Companies are listed in Section 3.17 of the Top Level Operating Company Disclosure Schedule. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

Section 3.18 Interested Party Transactions. Section 3.18 of the Top Level Operating Company Disclosure Schedule sets forth a list of all transactions, Contracts and agreements between any Operating Company on the one hand, and any Affiliate or Related Party on the other hand, including any payment, loaned or borrowed funds or any real property, personal property or credit arrangement, whether or not in writing (each such transaction, contract or agreement, an “Operating Company Related Party Transaction”).

Section 3.19 Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Deloitte & Touche Corporate Finance LLC, whose brokerage, finder’s or other fees will be paid by the Top Level Operating Companies) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Operating Company.

Section 3.20 Takeover Laws. The Board of each Selling Shareholder has approved this Agreement and the Transactions as required to render inapplicable to such agreement and transactions the restrictions set forth in any “takeover” or “interested stockholder” law applicable to the Transactions (any such laws, “Takeover Statutes”).

Section 3.21 Operating Company Information. The information relating to the Operating Companies that is provided by the Top Level Operating Companies, Selling Shareholders or any of their respective Representatives for inclusion in the Buyer Proxy Statement or the GWT Circular, or in any other document filed with any other Governmental Body in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The GWT Circular (except for such portions thereof that relate only to Buyer and are based on information provided by Buyer or its Representatives for inclusion therein) will comply in all material respects with the rules and regulations of the HKEx.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the exceptions set forth in the Buyer Disclosure Schedule, Buyer represents and warrants to Selling Shareholders as follows:

Section 4.1 Organization and Qualification. A complete and accurate list of each Subsidiary of Buyer and the jurisdiction of incorporation or formation of each such Subsidiary and the percentage of each such Subsidiary’s outstanding equity interests owned by Buyer is set forth in Section 4.1 of the Buyer Disclosure Schedule. Except for the Subsidiaries which are owned by Buyer, none of the Subsidiaries of Buyer has any Subsidiaries, and neither Buyer nor any of its Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person. Each of Buyer and its Subsidiaries are duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction for formation and has all requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is presently being conducted, except to the extent that the failure to be so organized, existing or in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.2 Constituent Documents. Buyer has heretofore made available to Selling Shareholders complete and accurate copies of the Buyer Certificate of Incorporation, the Buyer Bylaws and the constitutional documents of each of Buyer’s Subsidiaries (the “Buyer Constituent Documents”). The Buyer Constituent Documents are in full force and effect, and neither the Buyer Board nor any of the Boards of Buyer’s Subsidiaries has not taken any action to amend the Buyer Constituent Documents in any respect. Neither Buyer nor any of its Subsidiaries have taken any action in breach or violation of any of the provisions of the Buyer Constituent Documents.

Section 4.3 Capitalization.

(a) The authorized capital stock of Buyer consists of (i) 400,000,000 shares of Buyer Common Stock, 55,340,020 shares of which are issued and outstanding as of the Agreement Date, (ii) 4,600,000 shares of Buyer preferred stock, par value US$0.01 per share, none of which are issued and outstanding, and (iii) 400,000 shares of Buyer Series A junior participating preferred stock, par value US$0.01 per share, none of which are issued and outstanding.

(b) Section 4.3(b) of the Buyer Disclosure Schedule sets forth a complete and accurate list of all stock option plans, or any other plan or agreement, adopted by Buyer and its Subsidiaries that provides for the issuance of equity or other equity-based compensation to any Person (the “Buyer Stock Plans”). Buyer has previously made available to Selling Shareholders complete and accurate copies of all Buyer Stock Plans and the forms of all award agreements evidencing outstanding equity or equity-based compensation awards.

(c) Except as described in Section 4.3(b) of the Buyer Disclosure Schedule, no capital stock of Buyer or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the Agreement Date. Except as described in Section 4.3(b) of the Buyer Disclosure Schedule and except for changes since the Agreement Date resulting from the exercise of employee stock options outstanding on such date and described on Section 4.3(b) of the Buyer Disclosure Schedule, there are no exercisable securities, options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Buyer or any of its Subsidiaries is a party, or by which Buyer or any of its Subsidiaries is bound, obligating Buyer or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or securities of Buyer or any of its Subsidiaries or obligating Buyer or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding (“Buyer Rights”). There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Buyer or any of its Subsidiaries is a party, or by which it or they are bound, obligating Buyer or any of its Subsidiaries with respect to any shares of capital stock or securities of Buyer or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Buyer or any of its Subsidiaries), of Buyer or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock or securities of Buyer or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which Buyer or any of its Subsidiaries is a party, or by which it or they are bound, obligating Buyer or any of its Subsidiaries with respect to any capital stock or securities of Buyer or shares of capital stock or securities of any such Subsidiary.

(d) The amount of Buyer Common Stock issued to the Selling Shareholders at the Closing shall equal the number of Consideration Shares calculated pursuant to Section 1.4. All outstanding shares of Buyer Common Stock are, all shares of Buyer Common Stock reserved for issuance as specified above, and all shares of Buyer Common Stock to be issued as the Consideration Shares, as the case may be, are or will be upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Buyer Constituent Documents or any agreement to which Buyer or any of its Subsidiaries is a party or otherwise bound. None of the outstanding shares of Buyer Common Stock have been, and, assuming the accuracy of the representations and warranties of the Selling Shareholders set forth in Section 2.6, none of the Consideration Shares will be, issued in violation of any applicable Legal Requirements. All of the outstanding shares of capital stock of each of the Subsidiaries of Buyer are duly authorized, validly issued, fully paid and non-assessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Buyer or a Subsidiary of Buyer free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Buyer or any of its Subsidiaries.

Section 4.4 Authority; Requisite Approval.

(a) Buyer has full corporate power and authority to execute, deliver and perform this Agreement and, subject only to the required Consents set forth in Section 4.5(b) of the Buyer Disclosure Schedule and the approval of the stockholders of Buyer as described below, to consummate the Transactions. The Buyer Board, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, has (i) approved this Agreement, and, to the extent applicable, the documents to be entered into in connection herewith, and the Transactions, (ii) determined that this Agreement and the terms and conditions of the Transactions are fair, just, reasonable, equitable, advisable and in the best interests of Buyer and its stockholders, and (iii) directed that the issuance of shares of Buyer Common Stock as the Consideration Shares be submitted to the Buyer Stockholders for consideration and recommended that all of Buyer Stockholders approve the issuance of shares of Buyer

Common Stock as the Consideration Shares (the “Buyer Voting Proposals”). This Agreement has been duly and validly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Selling Shareholders and the Top Level Operating Companies, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(b) Except for the approval of the Buyer Voting Proposals by the affirmative vote of the holders of a majority of the shares of Buyer Common Stock voting on the Buyer Voting Proposals at the Buyer Stockholders Meeting called to consider the Buyer Voting Proposals (the “Required Buyer Vote”), no other corporate proceedings on the part of Buyer or any of its Subsidiaries are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Transactions.

Section 4.5 Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Buyer Disclosure Schedule, the execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of its covenants and agreements under this Agreement and the consummation by Buyer of the Transactions will not, (i) assuming receipt of the Required Buyer Vote, conflict with or violate the Buyer Constituent Documents, (ii) assuming receipt of the government approvals contemplated by Section 4.5(a) of the Buyer Disclosure Schedule, conflict with or violate any Legal Requirements applicable to Buyer or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Buyer’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Buyer or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any Person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Buyer or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) and (iii), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) The execution and delivery by Buyer of this Agreement do not, and the performance by Buyer of its covenants and agreements under this Agreement and the consummation by Buyer of the Transactions will not, require any Consent of, filing with or notification to, any Person or Governmental Body, except (i) as set forth in Section 4.5(b) of the Buyer Disclosure Schedule, (ii) as may be required by the HSR Act, or (iii) the filing of the Buyer Proxy Statement with the SEC in accordance with Regulation 14A of the Exchange Act.

Section 4.6 Absence of Certain Changes or Events. Since the date of the Buyer Most Recent Balance Sheet through the Agreement Date, Buyer and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices and, since such date through the Agreement Date, there has not occurred (i) any Buyer Material Adverse Effect or (ii) any action taken by Buyer or event that would have required the consent of the Top Level Operating Companies pursuant to Section 5.3 had such action or event occurred after the Agreement Date.

Section 4.7 Compliance with Laws; Permits.

(a) Buyer and its Subsidiaries are in compliance in all material respect with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Buyer or any of its Subsidiaries or by which any of their respective properties is bound.

(b) Buyer and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, Orders and other approvals from Governmental Bodies that are material to the operation of the Buyer Business (collectively, the “Buyer Permits”). The Buyer Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Buyer, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Buyer, threatened, seeking the suspension, revocation or cancellation of any Buyer Permits. No Buyer Permit shall cease to be effective as a result of the consummation of the Transactions.

Section 4.8 Legal Proceedings; Orders. There are no material Legal Proceedings, (a) pending against Buyer or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, or any of their respective properties or assets. Neither Buyer nor any Subsidiary of Buyer is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the Transactions. There has not been nor are there currently any internal investigations or inquiries being conducted by Buyer or any of its Subsidiaries, the Buyer Board or any Board of Buyer’s Subsidiaries (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 4.9 Buyer SEC Reports.

(a) Buyer has timely filed and made available to Selling Shareholders all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Buyer with the SEC since January 1, 2004 (collectively, the “Buyer SEC Reports”). Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the Agreement Date, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. None of the Buyer SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the Agreement Date), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Except as reflected in the Buyer Most Recent Balance Sheet, to the knowledge of Buyer, neither Buyer nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Buyer Most Recent Balance Sheet in the ordinary course of business consistent with past practices, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities incurred pursuant to the terms of Contracts that Buyer and its Subsidiaries are bound by or subject to. Buyer and its Subsidiaries own or lease all assets used in the operation of the Buyer Business.

Section 4.10 Material Contracts.

(a) For all purposes of and under this Agreement, a “Buyer Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Buyer and its Subsidiaries;

(ii) any employment-related Contract entered into by Buyer or any of its Subsidiaries, or any Buyer Employee Plan any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Transactions (whether alone or in connection with subsequent or additional events);

(iii) any Contract containing any covenant (A) limiting the right of Buyer or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business or (B) prohibiting Buyer or any of its Subsidiaries from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(iv) any Contract (A) relating to the pending or future disposition or acquisition by Buyer or any of its Subsidiaries after the Agreement Date of a material amount of assets other than in the ordinary course of business or (B) pursuant to which Buyer or any of its Subsidiaries will acquire after the Agreement Date any material ownership interest in any other Person or other business enterprise;

(v) any material manufacturing Contract and any material lease or Contract for the purchase of real estate;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of US$500,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries or between or among any wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practices;

(vii) any settlement Contract with ongoing obligations by Buyer or any of its Subsidiaries other than (A) releases that are immaterial in nature or entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed US$300,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practices;

(viii) any Contract that is collectively bargained by Buyer or any of its Subsidiaries;

(ix) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by Buyer or any of its Subsidiaries in any twelve (12) month period of US$300,000 or more in any individual case that is not terminable by Buyer or its Subsidiaries upon notice of ninety (90) days or less without material liability to Buyer or its Subsidiary and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(x)(1) any sales, distributor and reseller Contract that (a) is exclusive in nature, (b) was entered into outside the ordinary course of business of the Buyer Corporations, or (c) was among the top fifteen sales, distributor and reseller Contracts in terms of aggregate dollar amounts paid by or to Buyer for the period between November 1, 2006 and October 31, 2007 and (2) any advertising, agency, value added, original equipment manufacturer, manufacturer’s representative, joint marketing, joint development and joint venture Contract that provides for payments by or to Buyer of US$300,000 per year or more.

(b) Section 4.10(b) of the Buyer Disclosure Schedule contains as of the Agreement Date a complete and accurate list of all Buyer Material Contracts as of the Agreement Date, to or by which Buyer or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.10(a) that describes such Buyer Material Contract.

(c) Each Buyer Material Contract is valid and binding on Buyer (and/or each such Subsidiary of Buyer party thereto) and is in full force and effect, other than those Buyer Material Contracts that by their terms have expired or been terminated since the Agreement Date, and neither Buyer nor any of its Subsidiaries party thereto, nor, to the knowledge of Buyer, any other party thereto, is in breach of, or default under, any such Buyer Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Buyer or any of its Subsidiaries, or, to the knowledge of Buyer, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.11 Employee Benefit Matters.

(a) Section 4.11(a) of the Buyer Disclosure Schedule sets forth a complete and accurate list as of the Agreement Date of all Buyer Employee Plans. Neither Buyer nor any of its Subsidiaries has any plan or commitment to establish any new Buyer Employee Plan, to modify any Buyer Employee Plan (except to the extent required by law or to conform any such Buyer Employee Plan to the requirements of any Legal Requirements, in each case as previously disclosed to Selling Shareholders in writing, or as required by this Agreement), or to adopt or enter into any Buyer Employee Plan except in the ordinary course of business consistent with past practices.

(b) With respect to each Buyer Employee Plan (other than the Buyer Employee Plans listed in Section 4.11(a)(1)-(3) of the Buyer Disclosure Schedule), Buyer has made available to Selling Shareholders complete and accurate copies of (i) plan documents (or a written summary of any unwritten plan) together with all amendments, (ii) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (iii) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (iv) all current personnel, payroll and employment manuals and policies, (v) the most recent annual reports, periodic financial statements and other annual accounting of assets for each Buyer Employee Plan that is funded other than by the general assets of Buyer or any of its Subsidiaries, and (vi) all material correspondence to or from any governmental agency relating to any Buyer Employee Plan within the past two (2) years.

(c) To the knowledge of Buyer, each Buyer Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, each of Buyer and its Subsidiaries has in all material respects met its obligations with respect to each Buyer Employee Plan and has timely made (or timely will make) all required contributions thereto.

(d) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Buyer, threatened or reasonably anticipated, with respect to any Buyer Employee Plan or the assets of any Buyer Employee Plan that is likely to cause a Buyer Material Adverse Effect, other than claims for benefits in the ordinary course. To the knowledge of Buyer, no Buyer Employee Plan is or within the last three (3) calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(e) Neither Buyer, nor any member of the Buyer Controlled Group, currently has and at no time in the past has had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) Section 4.11(f) of the Buyer Disclosure Schedule sets forth a complete and accurate list as of the Agreement Date of (i) all employment agreements (oral or written) with employees of Buyer or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business; and (ii) all operative severance agreements, programs and policies of Buyer or any of its Subsidiaries with or relating to its officers.

(g) As of the Agreement Date, all contributions required to be made with respect to any Buyer Employee Plan on or prior to the Agreement Date have been or will be timely made or are reflected on Buyer Most Recent Balance Sheet as liabilities.

(h) The negotiation or consummation of the Transactions will not (i) entitle any current or former employee, director, consultant or officer of Buyer or any of its Subsidiaries to severance pay, or any other payment from Buyer or any of its Subsidiaries, or pursuant to any Buyer Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any current or former employee, director, consultant or officer of Buyer or any of its Subsidiaries pursuant to any Buyer Employee Plan, (iii) result in the forgiveness of indebtedness with respect to any current or former employee, director, consultant or officer of Buyer or any of its Subsidiaries, or (iv) trigger an obligation to fund benefits under any Buyer Employee Plan.

Section 4.12 Labor Matters.

(a) Buyer and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social insurance, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practices), except in each case, for any failure to withhold, report or pay which would not have or would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) To the knowledge of Buyer: (i) there are no current labor union organizing activities with respect to any employees of Buyer and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council or group of employees of Buyer and/or any of its Subsidiaries has made a pending written demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or to the knowledge of Buyer threats thereof, against or affecting Buyer or any of its Subsidiaries.

Section 4.13 Properties. Buyer and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the properties and assets that it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected on the Buyer Most Recent Balance Sheet (except for personal property sold since the date of the Buyer Most Recent Balance Sheet in the ordinary course of business consistent with past practices). All properties and assets reflected on the Buyer Most Recent Balance Sheet are free and clear of all Liens, except (i) for Liens reflected on the Buyer Most Recent Balance Sheet, (ii) Liens for Taxes not yet due and payable, (iii) inchoate mechanic’s and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practices, and (v) all matters of record, Liens and other imperfections of title and encumbrances, if any, which do not detract materially from the value or materially prevent the present use of the property subject thereto or affected thereby. All real property leases, subleases, licenses or other occupancy agreements to which Buyer or any of its Subsidiaries is a party (collectively, the “Buyer Real Property Leases”) are in full force and effect in all material respects. There is no material default by Buyer or any of its Subsidiaries under any of the Buyer Real Property Leases, or, to the knowledge of Buyer, material defaults by any other party thereto, except such defaults as have been waived in writing or cured.

Section 4.14 Tax Matters. Buyer and each of its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects, (i) Buyer and each of its Subsidiaries has paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established on the Buyer Financial Statements in accordance with GAAP, (ii) the Tax Returns of Buyer and its Subsidiaries have been examined by the applicable Tax examination authority (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 31, 2006, (iii) there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes, and (iv) there are no Liens for Taxes on any of the assets of Buyer or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Buyer Financial Statements in accordance with GAAP.

Section 4.15 Environmental Matters.

(a) To the knowledge of Buyer, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Buyer or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Buyer or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon.

(b) To the knowledge of Buyer, Buyer and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, the Hazardous Materials Activities of Buyer and its Subsidiaries prior to the Closing have not resulted in the exposure of any natural person to a Hazardous Material in a manner which has caused or would reasonably be expected to cause a material adverse health effect to any such natural person.

(c) Buyer and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. To the knowledge of Buyer, no circumstances exist which would reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Buyer, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Buyer or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.16 Intellectual Property Matters.

(a) Section 4.16(a) of the Buyer Disclosure Schedule contains a complete and accurate list of all material Patents, Copyrights, Trademarks and domain names that are Registered Intellectual Property owned by Buyer or any of its Subsidiaries (such Patents, Copyrights, Trademarks, domain names and all other material Registered Intellectual Property owned by Buyer or any of its Subsidiaries, collectively the “Buyer Registered Intellectual Property”).

(b) All material Buyer Registered Intellectual Property is owned exclusively by Buyer or one or more of its Subsidiaries free and clear of any Liens (excluding any rights granted to any licensee of any Buyer Intellectual Property Right entered into in the ordinary course of business). Neither Buyer nor any of its Subsidiaries has transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were material Buyer Registered Intellectual Property Rights.

(c) To the knowledge of Buyer, neither Buyer nor any of its Subsidiaries has, in the conduct of the business of Buyer and its Subsidiaries as currently conducted, infringed upon, violated or used without authorization, any Intellectual Property Rights owned by any third Person. There is no pending or, to the knowledge of Buyer, threatened (and at no time within the three (3) years prior to the Agreement Date has there been pending) any suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against Buyer or any of its Subsidiaries, alleging that any activities or conduct of Buyer’s or any of its Subsidiaries’ business infringes upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, enforceability or registerability of any material Buyer Intellectual Property Rights. Neither Buyer nor any of its Subsidiaries is party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or Orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict Buyer’s or any of its Subsidiaries’ rights to use, license or transfer any Buyer Intellectual Property Rights, (ii) materially restrict the conduct of the business of Buyer or any of its Subsidiaries in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require Buyer or any of its Subsidiaries to license or transfer any Buyer Intellectual Property Rights.

(d) Neither Buyer nor any of its Subsidiaries has committed, agreed or become obligated to license on a royalty-free basis any Buyer Intellectual Property Rights to any third Person other than to Affiliates as a result of any participation in an industry association, standard setting organization or similar body, or otherwise.

(e) Buyer and its Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of the Trade Secrets owned by Buyer or such Subsidiary that is material to the business of Buyer and its Subsidiaries as currently conducted.

(f) To the knowledge of Buyer, all material Buyer Intellectual Property Rights are, and following the Transactions shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Body or third party.

(g) To the knowledge of Buyer, no third party is misappropriating, infringing, diluting or violating any Buyer Intellectual Property Rights in a manner that has or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by Buyer or any of its Subsidiaries against any third party with respect to any Buyer Intellectual Property Rights, which remain unresolved as of the Agreement Date.

(h) Section 4.16(h) of the Buyer Disclosure Schedule contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to Buyer or any of its Subsidiaries any Intellectual Property Right that is material to the business of Buyer or any of its Subsidiaries (“Buyer In Licenses”), other than Contracts with respect to commercially available Technology that is not included in any product currently manufactured by Buyer or any of its Subsidiaries or is not necessary to the manufacture of any product currently manufactured by Buyer or any of its Subsidiaries .

(i) Section 4.16(i) of the Buyer Disclosure Schedule contains a complete and accurate list of all material Contracts pursuant to which Buyer or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any Buyer Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business (“Buyer Out Licenses,” and together with the Buyer In Licenses, the “Buyer IP Licenses”).

(j) Neither Buyer, any of its Subsidiaries nor, to the knowledge of Buyer, any other party to a Buyer IP License, is in material breach of any such Buyer IP License that is material to the business of Buyer and its Subsidiaries, taken as a whole. The consummation of the Transactions will not result or cause (i) the breach by Buyer or any of its Subsidiaries of any Buyer IP License, (ii) the termination, impairment or restriction of any right or license granted to Buyer or any of its Subsidiaries under a Buyer IP License, or (iii) Buyer or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Buyer Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.17 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Buyer or any of its Subsidiaries are listed in Section 4.17 of the Buyer Disclosure Schedule. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

Section 4.18 Interested Party Transactions. Section 4.18 of the Buyer Disclosure Schedule sets forth a list of all transactions, Contracts and agreements between Buyer or any of its Subsidiaries on the one hand, and any Affiliate or Related Party on the other hand, including any payment, loaned or borrowed funds or any real property, personal property or credit arrangement, whether or not in writing.

Section 4.19 Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Thomas Weisel Partners LLC, whose brokerage, finder’s or other fees will be paid by Buyer) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries.

Section 4.20 Takeover Laws; Buyer Rights Agreement.

(a) The Buyer Board has taken all actions necessary to insure that Selling Shareholders will not be subject to the restrictions set forth in Section 203 of the DGCL, as a result of their execution and delivery of the Transaction Documents or the consummation of the Transactions. To the knowledge of Buyer, there are no other Takeover Statutes applicable to such agreements and transactions or Selling Shareholders.

(b) As of the Agreement Date, Buyer has taken all action, if any, necessary or appropriate so that, as of the Closing Date, (i) the execution of this Agreement and the Investor Rights Agreement and the completion of the transactions contemplated hereby and thereby, including the Transactions, do not and will not result in the ability of any person to exercise any Buyer Stockholder Rights under the Buyer Rights Agreement and (ii) (A) neither Selling Shareholders, the Operating Companies nor any of their Affiliates is or will become an “Acquiring Person” under the Buyer Rights Agreement and (B) none of a “Stock Acquisition Date” or “Distribution Date” under the Buyer Rights Agreement will occur, in each case, by reason of the approval, execution, delivery or announcement of this Agreement, the Investor Rights Agreement or the transactions contemplated hereby or thereby, including the Transactions.

Section 4.21 Buyer Information. The information relating to Buyer and its Subsidiaries that is provided by Buyer or its Representatives for inclusion in the Buyer Proxy Statement or the GWT Circular, or in any other document filed with any other Governmental Body in connection with the Transactions, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Buyer Proxy Statement (except for such portions thereof that relate only to Selling Shareholders or any of the Operating Companies and are based on information provided by the Selling Shareholders, the Top Level Operating Companies or any of their respective Representatives for inclusion therein) will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.22 Offering. Assuming the accuracy of the representations and warranties of Selling Shareholders contained in Article II, the offer, sale and issuance of the Consideration Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

ARTICLE V

PRE-CLOSING OPERATING COVENANTS

Section 5.1 Access to Information.

(a) During the period from the Agreement Date until the earlier to occur of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), subject to compliance with applicable Legal Requirements (including antitrust and fair trade laws), each Top Level Operating Company shall, and shall cause the Subsidiary Operating Companies and its Representatives to:

(i) provide Buyer and Buyer’s Representatives with reasonable access during normal business hours to personnel and assets and to all existing books, records, Tax Returns, contracts, work papers and other documents and information relating to any of the Operating Companies; and

(ii) provide Buyer and Buyer’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to any of the Operating Companies, and with such additional financial, operating and other data and information regarding any of the Operating Companies, as Buyer may reasonably request.

(b) During the Pre-Closing Period, subject to compliance with applicable Legal Requirements (including antitrust and fair trade laws), Buyer shall, and shall cause its Subsidiaries and Representatives to:

(i) provide Selling Shareholders and Selling Shareholders’ Representatives with reasonable access during normal business hours to personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Buyer and its Subsidiaries; and

(ii) provide Selling Shareholders and Selling Shareholders’ Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Buyer and its Subsidiaries, and with such additional financial, operating and other data and information regarding Buyer and its Subsidiaries, as Selling Shareholders may reasonably request.

(c) The Parties acknowledge that Buyer and SETL have previously executed a confidentiality agreement, dated as of December 18, 2006 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

(d) Subject to compliance with applicable Legal Requirements and to the extent consistent with the provisions of Section 6.1(a), until the earlier of the termination of this Agreement in accordance with Article VIII and the Closing Date, Buyer and the Operating Companies shall confer from time to time as requested by the other with one or more Representatives of the other to discuss any material changes or developments in the operational matters of the other and the general status of the ongoing business and operations of the other and each of its Subsidiaries.

(e) No information or knowledge obtained in any investigation in accordance with this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the conditions to the obligations of the Parties hereto to consummate the Transactions or any Party’s rights hereunder (including rights under Article IX).

Section 5.2 Operation of the Operating Company Business.

(a) During the Pre-Closing Period, the Top Level Operating Companies shall, except as expressly contemplated or permitted by this Agreement (including the Top Level Operating Company Disclosure Schedule and the Buyer Disclosure Schedule): (i) ensure that each of the Operating Companies conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Operating Company Contracts; (ii) use reasonable efforts to ensure that each of the Operating Companies maintains and preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its advantageous business relations with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with any of the Operating Companies; (iii) provide all notices, assurances and support required by any Contract relating to any Intellectual Property in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of, any transfer or disclosure by any of the Operating Companies of any Intellectual Property; (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the Agreement Date covering all material assets of each of the Operating Companies; and (v) take no action that would adversely affect or materially delay the ability of the Parties to obtain any necessary approvals of any Governmental Body required for the Transactions or to perform its covenants and agreements under this Agreement or to complete the Transactions.

(b) During the Pre-Closing Period, except as set forth in Section 5.2(b) of the Top Level Operating Company Disclosure Schedule, the Top Level Operating Companies shall not, and shall cause the Subsidiary Operating Companies not to (without the prior written consent of Buyer):

(i)(A) declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock, equity interests or any other securities of any Operating Company or any options, warrants, calls or rights to acquire any such shares, equity interests or other securities (including any options or shares of restricted stock except pursuant to forfeiture conditions of such restricted stock), or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of any Operating Company;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock, equity interests or other security, (B) any Operating Company Rights, or (C) any instrument convertible into or exchangeable for any capital stock, equity interests or other security;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any stock option plans, any provision of any Contract related to any stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any stock options or any related Contract;

(iv) amend or permit the adoption of any amendment to the Operating Company Constituent Documents, or effect, become a party to or authorize any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) except as required by applicable Legal Requirements, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees;

(vi) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(vii) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(viii) make any capital expenditure outside the ordinary course of business consistent with past practices or make any single capital expenditure in excess of US$500,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Operating Companies, taken as a whole, during the Pre-Closing Period shall not exceed US$2,500,000 in the aggregate;

(ix) except in the ordinary course of business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Operating Company Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Operating Company Contract;

(x) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or encumber, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by the Operating Companies in the ordinary course of business consistent with past practices and not having a value, or not requiring payments to be made or received, in excess of US$500,000 individually, or US$1,000,000 in the aggregate), or waive or relinquish any material right;

(xi) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; provided, however, that any Operating Company may guarantee any indebtedness of any other Operating Company;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person, except for customary travel advances to employees;

(xiii) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of any Operating Company, except for increases, or bonus made, in the ordinary course of business consistent with past practices for any employee or independent contractor of any Operating Company (other than executive officers or members of the boards of directors of any Operating Company) that were communicated to such employee or independent contractor prior to the Agreement Date;

(xiv) except as required to comply with applicable Legal Requirements or an Operating Company Employee Plan in effect on the Agreement Date, (A) pay to any employee, officer, director or independent contractor of any Operating Company any benefit not provided for under any Operating Company Employee Plan in effect on the Agreement Date, (B) grant any awards under any Operating Company Employee Plan (including the grant of options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Operating Company Employee Plan or awards made thereunder), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Operating Company Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Operating Company Employee Plan, (E) adopt, enter into or amend any employment agreement other than offer letters entered into with new employees in the ordinary course of business consistent with past practices that provide, except as required by applicable Legal Requirements, for “at will employment” with no severance benefits, or (F) make any material determination under any Operating Company Employee Plan that is inconsistent with the ordinary course of business consistent with past practices;

(xv) hire any new employee at the level of vice president or above or with an annual base salary in excess of US$200,000, dismiss any employee, promote any employee except in order to fill a position vacated after the Agreement Date, or engage any independent contractor whose relationship may not be terminated by the applicable Operating Company on thirty (30) days’ notice or less;

(xvi) except as required by GAAP, IFRS or applicable Legal Requirements, change its fiscal year, revalue any of its material assets or make any changes in financial or Tax accounting methods, principles or practices;

(xvii)(A) fail to accrue a reserve in its books and records and financial statements in accordance with past practices for Taxes payable by the Operating Companies, (B) settle or compromise any Legal Proceeding relating to any material Tax, or (C) revoke any material Tax election;

(xviii)(A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practices or as required by their terms as in effect on the Agreement Date of claims, liabilities or obligations reflected or reserved against in the Operating Company Most Recent Financial Statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business consistent with past practices or (B) commence any Legal Proceeding;

(xix) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

(xx) enter into any new line of business that is material to the Operating Companies, taken as a whole, or change its operating policies that are material to the Operating Companies, taken as a whole, except as required by applicable Legal Requirements, regulation or policies imposed by any Governmental Body;

(xxi) transfer or license to any Person any Intellectual Property Rights of the Operating Companies (other than in the ordinary course of business consistent with past practices in connection with the sale of the Operating Companies’ products or services);

(xxii) enter into any operating lease requiring lease payments in excess of US$500,000; or

(xxiii) acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Operating Company Business, taken as a whole.

Section 5.3 Operation of the Buyer Business.

(a) During the Pre-Closing Period, Buyer shall, except as expressly contemplated or permitted by this Agreement (including the Top Level Operating Company Disclosure Schedule and the Buyer Disclosure Schedule): (i) ensure that it conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Buyer Contracts; (ii) use reasonable efforts to ensure that it maintains and preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its advantageous business relations with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with it; (iii) provide all notices, assurances and support required by any Contract relating to any Intellectual Property in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of, any transfer or disclosure by it of any Intellectual Property; (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the Agreement Date covering all of its material assets; and (v) take no action that would adversely affect or materially delay the ability of the Parties to obtain any necessary approvals of any Governmental Body required for the Transactions or to perform its covenants and agreements under this Agreement or to complete the Transactions.

(b) During the Pre-Closing Period, except as set forth in Section 5.3(b) of the Buyer Disclosure Schedule, Buyer shall not, and shall cause its Subsidiaries not to (without the prior written consent of the Top Level Operating Companies):

(i)(A) declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests except as between Buyer and its Subsidiaries in the ordinary course of business consistent with past practices, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any of its shares of capital stock or any other securities or any options, warrants, calls or rights to acquire any such shares or other securities (including any options or shares of restricted stock except pursuant to forfeiture conditions of such restricted stock), or (D) take any action that would result in any change of any term (including any conversion price thereof) of any of its debt security;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any Buyer Rights, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Buyer shall be permitted to (1) issue Buyer Common Stock upon the valid exercise of Buyer’s stock options outstanding as of the Agreement Date and set forth in the Buyer Disclosure Schedule and (2) pursuant to the Buyer Stock Plans and in the ordinary course of Buyer’s business, grant to Buyer’s employees stock options for no greater than 1,600,000 shares of Buyer Common Stock);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Buyer Stock Plans, any provision of any Contract related to any stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any stock options or any related Contract;

(iv) amend or permit the adoption of any amendment to the Buyer Constituent Documents, or effect, become a party to or authorize any Acquisition Transactions, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) except as required by applicable Legal Requirements, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees;

(vi) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(vii) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(viii) make any capital expenditure outside the ordinary course of business consistent with past practices or make any single capital expenditure in excess of US$500,000; provided, however, that the maximum amount of all capital expenditures made on behalf of Buyer, taken as a whole, during the Pre-Closing Period shall not exceed US$2,500,000 in the aggregate;

(ix) except in the ordinary course of business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Buyer Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Buyer Contract;

(x) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or encumber, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by Buyer in the ordinary course of business consistent with past practices and not having a value, or not requiring payments to be made or received, in excess of US$500,000 individually, or US$1,000,000 in the aggregate), or waive or relinquish any material right;

(xi) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing; provided, however, that any Buyer Corporation may guarantee any indebtedness of any other Buyer Corporation;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person, except for customary travel advances to employees;

(xiii) increase in any manner the compensation or benefits of, or pay any bonus to, any employee, officer, director or independent contractor of Buyer, except for increases in the ordinary course of business consistent with past practices in base compensation for any employee or independent contractor of Buyer (other than executive officers or directors of Buyer) that were communicated to such employee or independent contractor prior to the Agreement Date;

(xiv) except as required to comply with applicable Legal Requirements or any Buyer Employee Plan in effect on the Agreement Date, (A) pay to any employee, officer, director or independent contractor of Buyer any benefit not provided for under any Buyer Employee Plan in effect on the Agreement Date, (B) grant any awards under any Buyer Employee Plan (including the grant of options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Buyer Employee Plan or awards made thereunder), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Buyer Employee Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Buyer Employee Plan, (E) adopt, enter into or amend any employment agreement other than offer letters entered into with new employees in the ordinary course of business consistent with past practices that provide, except as required by applicable Legal Requirements, for “at will employment” with no severance benefits, or (F) make any material determination under any Buyer Employee Plan that is inconsistent with the ordinary course of business consistent with past practices;

(xv) hire any new employee at the level of vice president or above or with an annual base salary in excess of US$200,000 or engage any independent contractor whose relationship may not be terminated by Buyer on ninety (90) days’ notice or less;

(xvi) except as required by GAAP, IFRS or applicable Legal Requirements, change its fiscal year, revalue any of its material assets or make any changes in financial or Tax accounting methods, principles or practices;

(xvii) (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practices for Taxes payable by Buyer, (B) settle or compromise any Legal Proceeding relating to any material Tax, or (C) revoke any material Tax election;

(xviii) (A) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practices or as required by their terms as in effect on the Agreement Date of claims, liabilities or obligations reflected or reserved against in the Buyer Most Recent Financial Statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business consistent with past practices or (B) commence any Legal Proceeding;

(xix) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

(xx) enter into any new line of business that is material to Buyer and its Subsidiaries, taken as a whole, or change its operating policies that are material to Buyer and its Subsidiaries, taken as a whole, except as required by applicable Legal Requirements, regulation or policies imposed by any Governmental Body;

(xxi) transfer or license to any Person any Intellectual Property Rights of Buyer and its Subsidiaries (other than in the ordinary course of business consistent with past practices in connection with the sale of Buyer’s and its Subsidiaries’ products or services);

(xxii) enter into any operating lease requiring lease payments in excess of US$500,000; or

(xxiii) acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Buyer Business, taken as a whole.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.1 No Solicitation by Buyer.

(a) Buyer shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or knowingly permit its employees or Representatives to, directly or indirectly (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information) the making, submission or announcement of any inquiry, proposal, offer or indication of interest in making a proposal or offer relating to an Acquisition Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) furnish any nonpublic information regarding the Buyer Corporations to any Person in response to (or with respect to) an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any Person with respect to, or otherwise cooperate or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes or may be reasonably expected to lead to an Acquisition Proposal, (iv) take any action to exempt any Person (other than Selling Shareholders and their Affiliates) from the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL), (v) terminate, amend or waive or fail to enforce any rights under any “standstill” or other similar agreement between Buyer or any of its Subsidiaries and any other Person (other than Selling Shareholders), or (vi) enter into any agreement regarding any Acquisition Transaction.

(b) Buyer will notify Selling Shareholders promptly (but in no event later than five (5) calendar days) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to Buyer or any of its Subsidiaries or for access to the properties, books or records of Buyer or any of its Subsidiaries by any Person that informs the Board of Buyer or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice to Selling Shareholders will be made orally and in writing and will indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the properties, books or records of Buyer or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Buyer will (i) keep Selling Shareholders promptly (but in no event later than five (5) calendar days) informed of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request and (ii) provide to Selling Shareholders as soon as practicable after receipt or delivery thereof with copies of all letters of intent, term sheets, proposals, offers or similar documents or any agreement, Contract or commitment relating to any Acquisition Proposal sent or provided to Buyer from any third party in connection with any Acquisition Proposal or sent or provided by Buyer to any third party in connection with any Acquisition Proposal.

(c) Notwithstanding anything to the contrary in this Section 6.1, at any time prior to obtaining the Required Buyer Vote, Buyer may furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, a Person who has made an unsolicited bona fide written proposal or offer regarding an Acquisition Proposal which did not result from a breach of Section 6.1(a), if (i) the Buyer Board determines in good faith (after consultation with its outside legal counsel and a nationally recognized financial advisor) that such proposal or offer would reasonably constitute a Superior Proposal, and that doing so is required for the Buyer Board to comply with its fiduciary duties to Buyer’s stockholders under applicable Legal Requirements, (ii) Buyer has provided the Selling Shareholders at least two (2) business days of advance written notice of its intent to furnish information to or enter into discussions with such Person, (iii) Buyer has obtained from such Person an executed confidentiality agreement containing terms with respect to confidentiality that are determined by Buyer to be substantially similar to and not less favorable to Buyer in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting Buyer from satisfying its obligations under this Agreement), and (iv) Buyer complies with all of its obligations under Sections 6.1(a), 6.1(b), 6.1(d) and 6.2. Buyer will provide Selling Shareholders with all information regarding Buyer and its Subsidiaries with which Selling Shareholders have not previously been provided that is provided to any Person making any such Acquisition Proposal.

(d) Except as permitted by this Section 6.1(d), neither the Buyer Board nor any committee thereof will (A) withdraw, modify or qualify in a manner adverse to Selling Shareholders the recommendation by the Buyer Board, or any such committee, of this Agreement, the Investor Rights Agreement and the transactions contemplated hereby and thereby, including the Transactions, (B) recommend the approval or adoption of any Acquisition Proposal or fail to recommend against any Acquisition Proposal, or (C) resolve, agree or propose publicly to take any such actions (each such action set forth in this sentence of this Section 6.1(d) being referred to herein as an “Adverse Recommendation Change”) or approve, adopt or recommend, or cause or permit Buyer to enter into, any letter of intent, agreement or obligation with respect to, any Acquisition Transaction (other than a confidentiality agreement as referred to in Section 6.1(c)). Notwithstanding anything to the contrary in this Section 6.1, at any time prior to obtaining the Required Buyer Vote, the Buyer Board may make an Adverse Recommendation Change if (A) (i) the Buyer Board determines, after consultation with outside legal counsel, that doing so is required for the Buyer Board to comply with its fiduciary duties under applicable Legal Requirements and (ii) at least five (5) business days before taking any such action, Buyer gives Selling Shareholders written notice advising Selling Shareholders of the decision of the Buyer Board to take such action, including the reasons therefor or (B) (i) the Buyer Board, in the exercise of its fiduciary duties consistent with applicable Legal Requirements, determines in good faith, after consultation with outside legal counsel and a nationally recognized financial advisor, that any Acquisition Proposal constitutes a Superior Proposal, (ii) at least 48 hours before taking any such action, Buyer gives Selling Shareholders written notice advising Selling Shareholders of the decision of the Buyer Board to take such action, including the reasons therefor, and such notice specifies the material terms and conditions of such Acquisition Proposal and identifies the Person making such Acquisition Proposal (and Buyer will also promptly give Selling Shareholders such a notice with respect to any subsequent change in such proposal) as required by Section 6.1(b), (iii) such Acquisition Proposal constitutes a Superior Proposal, and (iv) Buyer has not breached its obligations set forth in this Section 6.1.

(e) Nothing contained in this Section 6.1 will prohibit Buyer or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that any such disclosure that relates to an Acquisition Proposal will be deemed to be an Adverse Recommendation Change unless the Buyer Board reaffirms its recommendation of this Agreement, the Investor Rights Agreement and the transactions contemplated hereby and thereby, including the Transactions.

(f) Buyer and its Subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other Parties hereto) conducted heretofore with respect to any Acquisition Transaction. Buyer will, as soon as practicable after the Agreement Date, take all steps necessary to terminate any approval that may have been heretofore given under any provisions of any standstill or similar agreements authorizing any Person to make an Acquisition Proposal.

(g) It is understood that any violation of the restrictions set forth in Section 6.1(a) by any Representative of Buyer or any of its Subsidiaries will be deemed to be a breach of this Section 6.1 by Buyer.

Section 6.2 Buyer Stockholder’s Meeting

(a) Buyer shall take all action necessary under all applicable Legal Requirements and the Buyer Constituent Documents to duly call, give notice of and hold a meeting of the holders of Buyer Common Stock promptly after the Buyer Proxy Statement is cleared by the SEC (and in any event within forty-five (45) calendar days after the Buyer Proxy Statement is cleared by the SEC) for the purpose of considering the Buyer Voting Proposals (the “Buyer Stockholders Meeting”). Buyer shall use its commercially reasonable efforts to solicit from the Buyer Stockholders proxies in favor of the Buyer Voting Proposals and shall take all other action necessary or advisable to secure the vote of the Buyer Stockholders required by the rules of NYSE and the DGCL to obtain the Required Buyer Vote. Notwithstanding anything to the contrary contained in this Agreement, Buyer may adjourn or postpone the Buyer Stockholders Meeting, but only to the extent necessary to ensure that any necessary supplement or amendment to the Buyer Proxy Statement is provided to the Buyer Stockholders in advance of a vote on the Buyer Voting Proposals or, if as of the time for which the Buyer Stockholders Meeting is originally scheduled (as set forth in the Buyer Proxy Statement) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholders Meeting.

(b) Notwithstanding any other provision hereof or any principle of contract construction or law, Buyer may make such disclosures as its executive officers or the Buyer Board determines in good faith, after consultation with outside counsel, are required by Legal Requirements or the requirements of the NYSE.

(c)(i) The Buyer Proxy Statement shall include a statement to the effect that the Buyer Board recommends that Buyer’s stockholders vote to approve the Buyer Voting Proposal (the recommendation of the Buyer Board that Buyer’s stockholders vote to approve the Buyer Voting Proposal being referred to as the “Buyer Board Recommendation”), and (ii) except as permitted by Section 6.1(d), the Buyer Board Recommendation shall not be withdrawn or modified in a manner adverse to Selling Shareholders, and no resolution by the Buyer Board or any committee thereof to withdraw or modify the Buyer Board Recommendation in a manner adverse to Selling Shareholders shall be adopted.

Section 6.3 GWT Shareholders’ Meeting.

(a) GWT shall, in accordance with the requirements of HKEx listing rules, apply for a waiver from convening a physical shareholders’ meeting to approve the Transaction (“Waiver”). In the event that the Waiver is not granted by the HKEx, GWT shall take all action necessary under all applicable Legal

Requirements to call, give notice of and hold a meeting of its shareholders to vote for approval of the Transaction (the “GWT Shareholders Meeting”).

(b) Notwithstanding any other provision hereof or any principle of contract construction or law, GWT may make such disclosures as its executive officers or the GWT Board determines in good faith, after consultation with outside counsel, are required by Legal Requirements or the requirements of the HKEx.

(c) The GWT Circular shall include statements to the effect that (i) the GWT Board believes that the terms and conditions of the Transaction are fair and reasonable, (ii) the Transaction has been negotiated at arm’s length and is in the best interest of GWT and its shareholders, and (iii) the GWT Board recommends that the GWT shareholders vote to approve the Transaction (the recommendation of the GWT Board that GWT’s shareholders vote to approve the Transaction being referred to as the “GWT Board Recommendation”). Except as permitted by this Section 6.3(c), neither the GWT Board nor any committee thereof will (A) withdraw, modify or qualify in a manner adverse to Selling Shareholders the GWT Board Recommendation or (B) resolve, agree or propose publicly to take any such actions (each such action set forth in this sentence of this Section 6.3(c) being referred to herein as an “GWT Adverse Recommendation Change”) Notwithstanding anything to the contrary in this Section 6.3, at any time prior to obtaining the required votes of the GWT shareholders, the GWT Board may make a GWT Adverse Recommendation Change if (i) the GWT Board determines, after consultation with outside legal counsel, that doing so is required for the GWT Board to comply with its fiduciary duties under applicable Legal Requirements and (ii) at least 48 hours before taking any such action, GWT gives Buyer written notice advising Buyer of the decision of the GWT Board to take such action, including the reasons therefor.

Section 6.4 Regulatory Approvals.

(a) Each of the Parties shall cooperate with each other and use their respective commercially reasonable efforts to prepare and file, as soon as practicable after the Agreement Date, all necessary notices, applications, reports and other documents to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Bodies that are necessary or advisable to consummate the transactions contemplated by the Transaction Documents, including the Transactions (including taking all actions necessary to obtain the PRC Requisite Approvals and the HK Requisite Approvals), and to (i) submit promptly any additional information requested by any such Governmental Body and (ii) comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Bodies. Each of the Parties will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case, subject to applicable Legal Requirements relating to the exchange of information, all the information relating to any of the Parties, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Body in connection with the Transactions. In exercising the foregoing right, each of the Parties will act reasonably and as promptly as practicable. Each of the Parties will consult with each other with respect to obtaining all permits, consents, approvals and authorizations of all third parties and Governmental Bodies necessary or advisable to consummate the Transactions, and each Party will keep the other apprised of the status of matters relating to completion of the Transactions.

(b) Without limiting the generality of Section 6.4(a), each of the Parties shall, promptly after the Agreement Date, prepare and file the notifications, if any, required under the HSR Act and any applicable non-U.S. antitrust or fair trade law or regulation, in connection with the Transactions. Each of the Parties shall respond as promptly as practicable to (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (B) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust, fair trade or related matters.

(c) Without limiting the generality of Section 6.4(a), in order for GWT to prepare and finalize the GWT Circular and the GWT Supplemental Circular in accordance with the rules, regulations and requirements of the HKEx, from and after the date of this Agreement (including following the Closing), Buyer shall, and shall cause its Subsidiaries, auditors, accountants, legal counsel and other relevant parties to, use its or their reasonable best efforts to (i) provide GWT with any and all information requested by the HKEx for purposes of preparing and finalizing the GWT Circular and the GWT Supplemental Circular, including but not limited to (A) an accountants’ report of the Buyer and its Subsidiaries for each of the three years ended December 31, 2004, 2005 and 2006 and for the year ended December 31, 2007 or for the financial period ended within six months before the GWT Supplemental Circular is issued, prepared under IFRS (including consolidated income statements and consolidated balance sheets of Buyer and its Subsidiaries (prepared in accordance with IFRS), together with a reconciliation of equity and profits attributable to Buyer’s stockholders from US GAAP to IFRS, for the any period required by the HKEx), (B) a line-by-line reconciliation between US GAAP and IFRS for any of Buyer’s financial statements required by the HKEx, (C) information relating to the sufficiency of working capital available to the Buyer and its Subsidiaries, (D) the management discussion and analysis of the Buyer for the period reported in the accountants’ report, (E) information relating to the indebtedness of the Buyer and its Subsidiaries, (F) particulars of any litigation or claims of material importance pending or threatened against the Buyer and its Subsidiaries, (G) information relating to all material contracts entered into by the Buyer and its Subsidiaries within the two years immediately preceding the issuance of the GWT Circular together with a summary of the principal contents of such contracts and particulars of any consideration passing to or from the Buyer and its Subsidiaries and inspection of such contracts, (H) information relating to the financial and trading prospects of the Buyer and its Subsidiaries, (I) information relating to the directors’ or experts’ interests in assets of the Buyer and its Subsidiaries, (J) any additional information regarding Buyer and its Subsidiaries (including statements of indebtedness, description of material litigation and the sufficiency of working capital) requested by the HKEx, and (K) the information waived to be disclosed in the GWT Circular, and (ii) cooperate with GWT in all respects in preparing the GWT Circular and the GWT Supplemental Circular.

(d) Each of the Parties shall (i) give the other Party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Transactions or any of the other transactions contemplated by this Agreement, (ii) keep the other Party informed as to the status of any Legal Proceeding, and (iii) promptly inform the other Party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Transactions. Each of the Parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the PRC Requisite Approvals, the HK Requisite Approvals, the HSR Act of any other federal, state or non-U.S. antitrust or fair trade law. In addition, except as may be prohibited by the HSR Act, any Governmental Body or any Legal Requirement, in connection with any Legal Proceeding under or relating to any other federal, state or non-U.S. antitrust or fair trade law or any other similar Legal Proceeding, each of the Parties agrees to cooperate and assist the other Parties as necessary, including at the request of the other Parties, to be present at each meeting or conference relating to any such Legal Proceeding and to provide access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

Section 6.5 Buyer Proxy Statement.

(a) As soon as practicable after the Agreement Date, Buyer shall prepare and cause to be filed with the SEC the Buyer Proxy Statement and any other documents required by the Securities Act or the Exchange Act in connection with the Transactions. The Parties will promptly provide copies to, and consult with, each other and prepare written responses with respect to any written comments received from the SEC with respect to the Buyer Proxy Statement and promptly advise the other Party of any oral comments received from the SEC. Each of the Parties shall use their reasonable efforts to cause the Buyer Proxy Statement and any amendments thereto to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, to file any required amendments to the Buyer Proxy Statement and to have the Buyer Proxy Statement cleared by the SEC as promptly as practicable after it is filed with the SEC. Buyer will use its reasonable efforts to cause the Buyer Proxy Statement to be mailed to the Buyer Stockholders, as promptly as practicable after the Buyer Proxy Statement is cleared by the SEC.

(b) Selling Shareholders shall, and shall cause the Operating Companies to, promptly furnish to Buyer all information concerning Selling Shareholders and the Operating Companies that may be required or reasonably requested in connection with any action contemplated by this Section 6.5 (including the Operating Companies’ financial statements complying with the requirements of Regulation 14A of the Exchange Act). In addition, Selling Shareholders shall, and shall cause the Operating Companies to, promptly furnish to Buyer all information concerning the any Selling Shareholders and the Operating Companies that may be required or reasonably requested in connection with the Buyer Proxy Statement and shall use their diligent efforts to cause their independent auditors to promptly provide all consents for the inclusion of the audited financial statements of the Operating Companies’ and the report thereon of the Operating Companies’ independent auditors in the reports, registration statements or filings of Buyer filed or to be filed with the SEC. If any Selling Shareholder becomes aware of any information that should be set forth in an amendment or supplement to the Buyer Proxy Statement, then it shall promptly inform Buyer thereof and shall cooperate with Buyer in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Buyer Stockholders.

(c) Prior to the Closing, Buyer shall make all required filings with state regulatory authorities and the NYSE, and shall ensure that the Buyer Common Stock to be issued in the Transactions will be (i) qualified under the securities or “blue sky” law of every applicable jurisdiction of the United States and (ii) authorized for listing on the NYSE, subject only to official notice of issuance, prior to the Closing Date.

Section 6.6 Public Announcements. The Parties agree that Buyer and Selling Shareholders will issue separate press releases announcing the execution and delivery of this Agreement, in forms to be agreed to by Buyer and Selling Shareholders. In addition, promptly following the Agreement Date, the Parties will coordinate with one another to prepare customary investor presentation and public relations materials (collectively, the “Public Relations Materials”) relating to the Transactions. Neither Buyer nor Selling Shareholders will, and neither Buyer nor Selling Shareholder will permit any of its Subsidiaries to, issue or cause the publication of any subsequent press release or other public announcement with respect to, or otherwise make any public statement concerning, the Transactions without the prior consent (which consent will not be unreasonably withheld) of Buyer, in the case of a proposed announcement or statement by Selling Shareholders or the Top Level Operating Companies, or Selling Shareholders or the Top Level Operating Companies, in the case of a proposed announcement or statement by Buyer; provided, however, that (i) either Buyer, Selling Shareholders or the Top Level Operating Companies may, without the prior consent of the other Party, issue or cause the publication of any press release or other public announcement to the extent it determines in good faith, after consultation with outside counsel, that so doing is or may be required by law or by the rules and regulations of the NYSE or the HKEx and (ii) nothing in this Section 6.6 will prohibit Buyer or Selling Shareholders from meeting with their respective stockholders in presentations, meetings and road shows held for the purpose of obtaining the Required Buyer Vote or the Required GWT Vote, as applicable, or from making any communications or public statements (other than press releases which will require the consent of the other Party) with respect to or concerning the Transactions so long as such communications or public statements do not contain any material information that is not previously disclosed in, or inconsistent with, the Public Relations Materials; provided, however, that each Party will consult with the other Party and keep the other Party informed with respect to such communications or public statements.

Section 6.7 Corporate Governance Matters; Retention Agreements.

(a) Buyer will take all actions necessary or advisable under applicable Legal Requirements and the Buyer Constituent Documents (including expanding the size of the Buyer Board and obtaining any necessary resignations from the Buyer Board) to ensure that effective as of the Closing Date, the Buyer Board will be comprised of nine members consisting of (i) five Board members selected and/or nominated by GWT (the “GWT Designees”), three of whom will initially include Dr. Chen Zhao Xiong, Mr. Eddie Lui and Mr. Lu Ming (with Mr. Eddie Lui serving as Chairman of the Buyer Board), and at least two of the others (not including Dr. Chen Zhao Xiong) of whom will be “independent” as defined in Section 303A.02 of the NYSE Listed Company Manual and (ii) four Board members selected and/or nominated by the Buyer Board (the “Buyer Designees”), two of whom will initially include Mr. Jonathan S. Huberman and Mr. Stephen David (with Mr. Stephen David serving as Lead Independent Director of the Buyer Board), and at least three of whom will be “independent” as defined in Section 303A.02 of the NYSE Listed Company Manual; provided, however, that immediately following the Closing Date, a majority of the members of the Buyer Board will be “independent” as defined in Section 303A.02 of the NYSE Listed Company Manual.

(b) Each of the Parties shall take all actions necessary to ensure that after the Closing Date (i) the corporate headquarters of Buyer will remain in San Diego, California and (ii) every other meeting of the Buyer Board will be held in either Hong Kong or the PRC.

(c) Each of the Parties shall take all actions necessary to ensure that, for a period of two years following the Closing Date, (i) the chairman of the audit committee of the Buyer Board shall be designated by the majority of the Buyer Designees and (ii) the chairman of the compensation committee of the Buyer Board shall be designated by the majority of the GWT Designees.

(d) Prior to the Closing Date, Buyer and the Buyer Board shall take all necessary actions to (i) approve and adopt the Charter of the Lead Independent Director in the form attached as Exhibit C to the Investor Rights Agreement and (ii) appoint Mr. Stephen David to serve as the Lead Independent Director of the Buyer Board.

(e) Prior to the Closing Date, Buyer shall use commercially reasonable efforts to enter into retention agreements with each of Mr. Eddie Lui, Mr. YC Yu and Ms. L.Y. Chan containing provisions mutually acceptable to Buyer and each applicable executive (i) relating to an incentive structure designed to retain the services of each such executive for a period of three years following the Closing Date and (ii) appointing, as applicable (A) Mr. Eddie Lui to serve as Executive Chairman of Buyer, (B) Mr. YC Yu to serve as Vice President of Manufacturing of Buyer, and (C) Ms. L.Y. Chan to serve as Chief Administrative Officer of Buyer. In addition, Buyer shall take all actions necessary to appoint the following individuals to the following positions with Buyer effective as of the Closing Date: (x) Mr. Jonathan Huberman to serve as Chief Executive Officer of Buyer; (y) Mr. Thomas Kampfer to serve as President and Chief Operating Officer of Buyer; and (z) Mr. Preston Romm to serve as Chief Financial Officer of Buyer.

Section 6.8 Indemnification of Directors and Officers.

(a) All rights to indemnification, exculpation and advancement of expenses existing in favor of each individual who is now, or has been at any time prior to the Agreement Date directors and officers of Buyer or any of the Operating Companies or who is or was serving at the request of Buyer or any of the Operating Companies as a director or officer of another Person (the “D&O Indemnified Persons”) for acts and omissions occurring prior to the Closing Date, as provided in the Buyer Constituent Documents or Operating Company Constituent Documents, as applicable (and, in each case, as in effect as of the Agreement Date) and as provided in any indemnification agreements between the Operating Companies and said D&O Indemnified Persons (as in effect as of the Agreement Date), shall survive the Closing Date and shall be observed and fully complied with by Buyer after the Closing Date, and Buyer shall take all action necessary to observe such rights, to the fullest extent permitted by applicable Legal Requirements.

(b) The obligations of Buyer under this Section 6.8 shall (i) survive the Closing Date and (ii) not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 6.8 applies without the consent of such affected D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Person to whom this Section 6.8 applies shall be intended third party beneficiaries of this Section 6.8).

(c) After the Closing Date, Buyer shall not amend, repeal or otherwise modify the Operating Company Constituent Documents or manage any of its Subsidiaries (which will include the Operating Companies after the Closing Date) in any manner that would adversely affect the rights thereunder of the D&O Indemnified Persons. If Buyer or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume all of the obligations of Buyer set forth in this Section 6.8.

(d) From the Closing Date until the sixth anniversary of the Closing Date, Buyer shall maintain in effect, for the benefit of the D&O Indemnified Persons with respect to acts or omissions occurring prior to the Closing Date, a directors’ and officers’ liability insurance policy (whether the existing policy or a new policy) that is comparable to the policy maintained by Buyer as of the Agreement Date.

Section 6.9 Employee Matters.

(a) With respect to any Buyer Employee Plan, Buyer shall cause to be waived any requirement to provide evidence of insurability and any pre-existing limitation conditions for employees of the Operating Companies located in the U.S.

(b) Buyer agrees that each employee of Buyer who continues employment with Buyer or any of its Subsidiaries after the Closing Date shall be provided for a period of at least one (1) year benefits (excluding compensation) that are not materially less favorable, in the aggregate, than the benefits (excluding compensation) provided by Buyer to such employee immediately prior to the Closing Date.

(c) Nothing in this Agreement shall require Buyer or any of its Subsidiaries to continue to employ any particular employee following the Closing Date. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person, including any employee or former employee of any Operating Company or Buyer or its Subsidiaries.

Section 6.10 Additional Agreements. Each of the Parties shall use their respective commercially reasonable efforts (a) to cause the conditions set forth in Article VII to be satisfied as soon as practicable prior to the Termination Date, and (b) to take, or cause to be taken, all actions necessary to consummate the Transactions and make effective the other transactions contemplated by the Transaction Documents as soon as practicable prior to the Termination Date. Each Party shall promptly deliver to the other a copy of each filing made, each notice given and each Consent obtained by such Party in connection with the Transactions during the Pre-Closing Period.

Section 6.11 Advice of Changes. Each of the Parties shall promptly advise the other of any change or event (a) having a Buyer Material Adverse Effect or an Operating Company Material Adverse Effect, as the case may be, or (b) that it believes results or would be reasonably expected to result in a failure of any condition set forth in Section 7.2(a), (b), (c) and (d) and Section 7.3(a) and (b); provided, however, that (i) no such notification will affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement and (ii) a failure to comply with this Section 6.11 will not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Buyer Material Adverse Effect, Operating Company Material Adverse Effect or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.12 Legal Conditions to Transactions.

(a) Each of the Parties shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all Legal Requirements that may be imposed on such Party or its Subsidiaries with respect to the Transactions and to consummate the Transactions as soon as practicable after the Agreement Date, (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, Order or approval of, or any exemption by, any Governmental Body and any other third party that is required to be obtained by each of the Parties or any of their respective Subsidiaries in connection with the Transactions, including all steps necessary to promptly identify any impediments to complying with all Legal Requirements or to obtaining such consents, authorizations, Orders, approvals, or exemptions, and (iii) to take all reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied. Each of the Parties shall cooperate with one another and with Governmental Bodies to resolve or settle any issues as early as possible. Notwithstanding anything in this Agreement to the contrary, neither Buyer nor any of its Subsidiaries shall be required to (A) divest any of its or any of its Subsidiaries’ businesses, product lines or assets, or (B) take or agree to take any other action or agree to any limitation that, individually or in the aggregate, would reasonably be expected to be material and adverse to Buyer and its Subsidiaries, collectively, after the Closing Date. Neither the Top Level Operating Companies or any Subsidiary Operating Company shall be required to (x) divest any of their respective businesses, product lines or assets, or (y) take or agree to take any other action or agree to any limitation that, individually or in the aggregate, would reasonably be expected to be material and adverse to the Operating Companies, collectively.

(b) In furtherance and not in limitation of the covenants of the Parties contained in Sections 6.4, 6.5 or 6.12(a), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Legal Requirement or legal obligation or requirement, or if any statute, rule, regulation or Order is enacted, entered, promulgated or enforced by a Governmental Body that would make the Transactions illegal or would otherwise prohibit or materially impair or materially delay the consummation of the Transactions, each of Buyer and Selling Shareholder will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment or Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions and to have such statute, rule, regulation or Order repealed, rescinded or made inapplicable so as to permit consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.12(b) will limit either Buyer’s or Selling Shareholders’ right to terminate this Agreement pursuant to Article VIII.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Parties’ Obligations To Effect the Transactions. The respective obligations of the Parties to effect the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Stockholder Approvals. Each of the Required Buyer Vote and the Required GWT Vote shall have been obtained.

(b) Listing. The Consideration Shares shall have been authorized for listing (subject only to official notice of issuance) on the NYSE.

(c) Antitrust Waiting Periods. Any waiting periods applicable to the consummation of the Transactions under the HSR Act and any applicable non-U.S. antitrust or fair trade law or regulation shall have expired or been earlier terminated.

(d) Requisite Approvals. All PRC Requisite Approvals and HK Requisite Approvals shall have been duly obtained and remain in full force and effect, in each case without any requirement of a material modification to the terms and conditions of the Transactions as set forth in the Transaction Documents; provided, however, in the case of PRC Requisite Approvals, an approval notice received from either the Ministry of Commerce, the National Development and Reform Commission, or the State-Owned Assets Supervision and Administration Commission approving the Transactions shall be deemed to have satisfied the requirement of obtaining the PRC Requisite Approvals for purposes of this Section 7.1(d).

(e) No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions shall have been issued by any Governmental Body, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal.

(f) No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and none of the Parties shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Transactions or any of the other transactions contemplated by the Transaction Documents; (ii) relating to the Transactions and seeking to obtain from any Party any damages or other relief that may be material to such Party; (iii) seeking to prohibit or limit in any material respect any Party’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of its Subsidiaries; or (iv) which, if unfavorably adjudicated, would materially and adversely affect the right of any Party to own its assets or operate its business.

(g) Investor Rights Agreement. Buyer and Selling Shareholders shall have executed and delivered to each other the Investor Rights Agreement.

Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Transactions are subject to the satisfaction or written waiver by Buyer, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Selling Shareholder Representations. Each of the representations and warranties made by Selling Shareholders in this Agreement shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date, as if made on the Closing Date (except as to such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date).

(b) Accuracy of Top Level Operating Company Representations. Each of the representations and warranties made by the Top Level Operating Companies in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date, as if made on the Closing Date (except as to such representations and warranties made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, does not have, and would not be reasonably expected to have, an Operating Company Material Adverse Effect.

(c) Performance of Selling Shareholder Covenants. Each of the covenants and obligations that each of Selling Shareholders is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

(d) Performance of Top Level Operating Company Covenants. Each of the covenants and obligations that each of the Top Level Operating Companies is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

(e) Consents. All Consents required to be obtained by Selling Shareholders or the Top Level Operating Companies and set forth in Section 7.2(e) of the Selling Shareholder Disclosure Schedule and Section 7.2(e) of the Top Level Operating Company Disclosure Schedule, as applicable, shall have been obtained.

(f) Officer’s Certificates.

(i) Buyer shall have received a certificate signed on behalf of each Selling Shareholder by the Chief Executive Officer and the Chief Financial Officer (or equivalent thereof) of each company representing and warranting after reasonable investigation that the conditions set forth in Section 7.2(a) and (c) have been duly satisfied (the “Selling Shareholder Compliance Certificate”).

(ii) Buyer shall have received a certificate signed on behalf of each Top Level Operating Company by the Chief Executive Officer and the Chief Financial Officer (or equivalent thereof) of each company representing and warranting after reasonable investigation that the conditions set forth in Section 7.2(b) and (d) have been duly satisfied (the “Top Level Operating Company Compliance Certificate”).

(g) No Operating Company Material Adverse Effect. There shall not have occurred an Operating Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, is reasonably likely to have an Operating Company Material Adverse Effect.

(h) Legal Opinion. Buyer shall have received legal opinions of the Top Level Operating Companies’ counsel on BVI, Cayman and PRC matters, each of which shall be in full force and effect, regarding the corporate existence and capitalization of each of the Top Level Operating Companies, ESGW Holdings, ESGW International, EGWI and EGW Information.

Section 7.3 Conditions to Obligations of Selling Shareholders. The obligations of Selling Shareholders to effect the Transactions and otherwise consummate the transactions contemplated by the Transaction Documents are subject to the satisfaction or written waiver by Selling Shareholders, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date, as if made on the Closing Date (except as to such representations and warranties made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, does not have, and would not be reasonably expected to have, a Buyer Material Adverse Effect.

(b) Performance of Covenants. Each of the covenants and obligations that Buyer is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

(c) Consents. All Consents required to be obtained by Buyer and set forth in Section 7.3(c) of the Buyer Disclosure Schedule shall have been obtained.

(d) Officer’s Certificate. Selling Shareholders shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer representing and warranting after reasonable investigation that the conditions set forth in Section 7.3(a) and (b) have been duly satisfied (the “Buyer Compliance Certificate”).

(e) No Buyer Material Adverse Effect. There shall not have occurred a Buyer Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, is reasonably likely to have a Buyer Material Adverse Effect.

(f) Buyer Board. Buyer shall have taken all necessary corporate action, including expanding the size of the Buyer Board and obtaining any necessary resignations from the Buyer Board, so that the Buyer Board composition contemplated by Section 6.7(a) shall have been implemented effective as of the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1 Termination Events. This Agreement may be terminated at any time prior to the Closing Date, whether before or after either the Required GWT Vote or the Required Buyer Vote have been obtained:

(a) by mutual written consent of Buyer and Selling Shareholders (pursuant to a written instrument signed by each Selling Shareholder);

(b) by either Buyer or Selling Shareholders (pursuant to a written instrument signed by each Selling Shareholder) if:

(i) the GWT Shareholders Meeting shall have been held and the Required GWT Vote shall not have been obtained thereat or at any adjournment or postponement thereof at which a vote was taken;

(ii) the Buyer Stockholders Meeting shall have been held and the Required Buyer Vote shall not have been obtained thereat or at any adjournment or postponement thereof at which a vote was taken;

(iii) the Transactions shall not have been consummated on or before September 30, 2008 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any Party or Parties whose failure to fulfill any obligation hereunder in any material respect has been the primary cause of or primarily resulted in the failure of the Closing to occur on or before September 30, 2008;

(iv) the condition to Closing set forth in Section 7.1(d) shall not have been satisfied as of the Termination Date or, prior to the Termination Date, the Parties shall have received a final and nonappealable rejection with respect to any PRC Requisite Approval or HK Requisite Approval; or

(v) any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Transactions shall have become final and nonappealable; provided, however, that (A) the Party or Parties seeking to terminate this Agreement pursuant to this Section 8.1(b)(v) must have used all reasonable efforts to remove any such Order prior to the Termination Date and (B) no Party may terminate this Agreement pursuant to this Section 8.1(b)(v) if its breach of its obligations under this Agreement proximately contributed to the occurrence of such Order;

(c) by Buyer if:

(i) the Top Level Operating Companies shall have breached any representation, warranty or covenant contained herein and (A) such breach shall not have been cured within thirty (30) days after receipt by Selling Shareholders of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured), and (B) if not cured at or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Section 7.2(b), (d) or (g) to be satisfied (provided, however, that the termination right under this Section 8.1(c)(i) shall not be available to Buyer if Buyer is at that time in material breach of this Agreement);

(ii) a Selling Shareholder Triggering Event shall have occurred;

(iii) the Buyer Board shall have authorized Buyer, subject to the payment of the termination fee set forth in Section 8.3(f), to enter into a written agreement relating to the consummation of a Superior Proposal; or

(iv) any Significant Customer of the Top Level Operating Companies enters into or consummates an agreement or arrangement to sell, or otherwise dispose of, directly or indirectly, to (A) any Competitor of such Significant Customer or any Competitor of the Top Level Operating Companies (1) more than 20% of the assets of such Significant Customer, or (2) more than 20% of an equity or other interest in such Significant Customer, or (B) any Financial Buyer, (1) more than 50% of the assets of such Significant Customer, or (2) more than 50% of an equity or other interest in such Significant Customer; provided, that Buyer may only exercise the termination right provided by this Section 8.1(c)(iv) by providing Selling Shareholders written notice pursuant to Section 8.2 of its desire to terminate this Agreement within twenty-one (21) calendar days of the public announcement of a transaction contemplated by this Section 8.1(c)(iv);

(d) by Selling Shareholders (pursuant to a written instrument signed by each Selling Shareholder) if:

(i) Buyer shall have breached any representation, warranty or covenant contained herein and (A) such breach shall not have been cured within thirty (30) days after receipt by Buyer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured), and (B) if not cured at or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Section 7.3(a), (b) or (e) to be satisfied (provided, however, that the termination right under this Section 8.1(d)(i) shall not be available to Selling Shareholders if any Selling Shareholder is at that time in material breach of this Agreement);

(ii) a Buyer Triggering Event shall have occurred; or

(iii) any Significant Customer of Buyer enters into or consummates an agreement or arrangement to sell, or otherwise dispose of, directly or indirectly, to (A) any Competitor of such Significant Customer or any Competitor of Buyer (1) more than 20% of the assets of such Significant Customer, or (2) more than 20% of an equity or other interest in such Significant Customer, or (B) any Financial Buyer, (1) more than 50% of the assets of such Significant Customer, or (2) more than 50% of an equity or other interest in such Significant Customer; provided, that Selling Shareholders may only exercise the termination right provided by this Section 8.1(d)(iii) by providing Buyer written notice pursuant to Section 8.2 of their desire to terminate this Agreement within twenty-one (21) calendar days of the public announcement of a transaction contemplated by this Section 8.1(d)(iii).

Section 8.2 Termination Procedures. If either Buyer or Selling Shareholders wishes to terminate this Agreement pursuant to Section 8.1, it shall deliver to the other Parties a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

Section 8.3 Effect of Termination.

(a) In the event of termination of this Agreement by either Buyer or Selling Shareholders as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parties, except with respect to Sections 8.3 (Effect of Termination), 5.1(c) (Access to Information), 6.6 (Public Announcements), 10.4 (Attorneys’ Fees), 10.8 (Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL), 10.9 (Assignment and Successors), 10.10 (Parties in Interest), 10.11 (Notices) and 10.12 (Construction; Usage) which shall survive such termination and except that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

(b) If this Agreement is terminated by Buyer or Selling Shareholders pursuant to (i) Section 8.1(b)(i) or (ii)(A) Section 8.1(b)(iv), (B) the Termination Date shall have occurred, and (C) all conditions precedent to the Closing of the Transactions set forth in Article VII shall have been satisfied by the Parties except for Section 7.1(e), the Top Level Operating Companies shall pay to Buyer by wire transfer of immediately available funds to such account as Buyer may designate, an amount equal to the lesser of (i) US$1,000,000 or (ii) the aggregate amount of all fees and expenses (including all attorneys’, accountants’, financial advisory and filing fees) that have been paid or that may become payable by or on behalf of Buyer in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Transactions. In the case of the termination of this Agreement by Buyer, any payment required to be made pursuant to this Section 8.3(b) shall be made by the Selling Shareholders within two (2) business days after such termination. In the case of the termination of this Agreement by Selling Shareholders, any payment required to be made pursuant to this Section 8.3(b) shall be made by Selling Shareholders on the same date as such termination.

(c) If this Agreement is terminated by Buyer or Selling Shareholders pursuant to Section 8.1(b)(ii), Buyer shall pay to Selling Shareholders by wire transfer of immediately available funds to such account as Selling Shareholders may designate in a written instrument signed by each Selling Shareholder, an amount equal to the lesser of (x) US$1,000,000 or (y) the aggregate amount of all fees and expenses (including all attorneys’, accountants’, financial advisory and filing fees) that have been paid or that may become payable by or on behalf of Selling Shareholders in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Transactions. In the case of the termination of this Agreement by Buyer, any payment required to be made pursuant to this Section 8.3(c) shall be made by Buyer on the same date as such termination. In the case of the termination of this Agreement by Selling Shareholders, any payment required to be made pursuant to this Section 8.3(c) shall be made by Buyer within two (2) business days after such termination.

(d) If this Agreement is terminated by Buyer pursuant to Section 8.1(c)(ii), the Top Level Operating Companies shall pay to Buyer, on the same date as such termination, by wire transfer of immediately available funds to such accounts as Buyer may designate, an amount equal to US$7,500,000.

(e) If this Agreement is terminated by Selling Shareholders pursuant to Section 8.1(d)(ii), Buyer shall pay to Selling Shareholders, on the same date as such termination, by wire transfer of immediately available funds to such accounts as Selling Shareholders may designate, an amount equal to US$7,500,000.

(f) If this Agreement is terminated by Buyer pursuant to Section 8.1(c)(iii), Buyer shall pay to Selling Shareholders, on the same date as such termination, by wire transfer of immediately available funds to such accounts as Selling Shareholders may designate, an amount equal to US$7,500,000.

(g) If this Agreement is terminated by Buyer pursuant to Section 8.1(c)(iv), Buyer shall pay to Selling Shareholders, within two (2) business days after such termination, by wire transfer of immediately available funds to such accounts as the Selling Shareholders may designate, an amount equal to US$3,000,000.

(h) If this Agreement is terminated by Selling Shareholders pursuant to Section 8.1(d)(iii), Selling Shareholders shall pay to Buyer, within two (2) business days after such termination, by wire transfer of immediately available funds to such accounts as Buyer may designate, an amount equal to US$3,000,000.

ARTICLE IX

INDEMNIFICATION.

Section 9.1 Survival of Representations, Etc.

(a) The representations and warranties made by each of the Parties in this Agreement or in any compliance certificate delivered at Closing shall survive the Closing and shall expire on the later of March 31, 2009 or the date that is fifteen (15) months following the Closing Date (the “Survival Period”); provided, however, that (i) the representations and warranties contained in Sections 2.1, 2.2, 2.4, 3.3, 4.1, 4.2, 4.3 and 4.4(b) shall survive the Closing indefinitely and (ii) no right to indemnification in accordance with this Article IX in respect of any Claimed Amount based upon any breach of a representation or warranty that is set forth in a Claim Notice delivered to an Indemnifying Party prior to the expiration of the Survival Period shall be affected by the expiration of such representation and warranty. All of the covenants, agreements and obligations of the Parties contained in this Agreement shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the Party or Parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

(b) The representations, warranties, covenants and obligations of the Parties hereto, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives; provided, however, that the foregoing shall in no way affect the limitations and qualifications of the representations and warranties of the Parties set forth in the Selling Shareholder Disclosure Schedule, the Top Level Operating Companies Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, and the foregoing reference to “knowledge” of the Indemnitees or their Representatives shall not apply to the knowledge of information that is expressly set forth in the representations and warranties of Selling Shareholders, the Top Level Operating Companies or Buyer, as applicable.

Section 9.2 Indemnification by Selling Shareholders.

(a) From and after the Closing Date (but subject to Section 9.1(a)), Selling Shareholders, severally but not jointly, shall hold harmless and shall indemnify the Buyer Indemnitees from and against, and shall compensate, reimburse and pay for, any Damages which are suffered or incurred by any Buyer Indemnitee or to which any Buyer Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i) any breach of any representation or warranty set forth in (A) Article II or the Selling Shareholder Compliance Certificate by Selling Shareholders, or (B) Article III or the Top Level Operating Company Compliance Certificate by the Top Level Operating Companies;

(ii) any breach of any covenant or obligation of Selling Shareholders or the Top Level Operating Companies (provided, however, that with respect to covenants or obligations of the Top Level Operating Companies, only such covenants or obligations required to be performed by the Top Level Operating Companies prior to the Closing Date) under this Agreement;

(iii) any Legal Proceeding relating to any breach of the type referred to in clauses (i) or (ii) above commenced by any Buyer Indemnitee for the purpose of enforcing any of its rights under this Article IX;

(iv) any failure to obtain any PRC Requisite Approval; or

(v) any inaccuracy in the number of outstanding shares of Buyer Common Stock as of the Closing, Convertible Shares, Options or Option Shares in, or the calculation of, the Consideration Shares pursuant to Section 1.4, to the extent that such inaccuracy resulted in a greater number of Consideration Shares than would have resulted but for such inaccuracy.

(b) Notwithstanding anything in this Agreement to the contrary, the aggregate liability of Selling Shareholders for any indemnification payments under this Section 9.2 for liabilities arising under Section 9.2(a) shall be limited to, and shall not exceed, US$20,000,000 (the “Selling Shareholder Indemnity Cap”); provided, however, that (i) Selling Shareholders’ aggregate liability for any indemnification payments under this Section 9.2 for liabilities arising from any breach of Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 3.3 shall not be subject to the Selling Shareholder Indemnity Cap but shall not exceed the aggregate value of the Consideration Shares as of the applicable payment date and (ii) the Selling Shareholder Indemnity Cap shall not apply to any indemnification obligations of Selling Shareholders arising out of fraud or intentional misrepresentation. In addition, (A) Selling Shareholders shall not be liable for indemnification payments under this Section 9.2 for any Individual Claim that does not exceed US$25,000 and (B) any indemnification obligations arising under Section 9.2(a) shall be allocated (x) wholly to such individual Selling Shareholder which is in breach of any of its representations or warranties in Article II or its covenants or agreements in this Agreement or (y) among all Selling Shareholders in proportion to Selling Shareholders pro rata share of the Consideration Shares as set forth in Section 1.2 for breaches of any representation, warranty, covenant or agreement in this Agreement by the Top Level Operating Companies. For purposes of this Agreement, “Individual Claim” shall mean a single and isolated occurrence of an event which gives rise to an indemnification claim, provided that any series of related events or repeated occurrences of the same event shall be deemed to constitute a single Individual Claim hereunder.

(c) No Buyer Indemnitee shall be entitled to indemnification pursuant to Section 9.2 for breach of representations and warranties until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from any other breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise become subject, exceeds US$2,000,000, and then only to the extent of such excess; provided, however, that with respect to breaches of the Top Level Operating Companies’ representations in Section 3.3, a Buyer Indemnitee’s rights to indemnification pursuant to Section 9.2 shall not be subject to the limitations set forth in this Section 9.2(c)

(d) Selling Shareholders shall not be responsible for Damages consisting of indirect, incidental or consequential damages. Notwithstanding the preceding sentence and for the avoidance of doubt, any damages awarded to a third party in a trial, arbitration or final settlement with such third party shall not be regarded as indirect, incidental or consequential damages.

Section 9.3 Indemnification by Buyer.

(a) From and after the Closing Date (but subject to Section 9.1(a)), Buyer shall hold harmless and shall indemnify the Selling Shareholder Indemnitees from and against, and shall compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by any Selling Shareholder Indemnitee or to which any Selling Shareholder Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(i) any breach of any representation or warranty set forth in Article IV or the Buyer Compliance Certificate;

(ii) any breach of any covenant or obligation of Buyer or the Top Level Operating Companies (provided, however, that with respect to covenants or obligations of the Top Level Operating Companies, only such covenants or obligations required to be performed by the Top Level Operating Companies after the Closing Date) under this Agreement;

(iii) any Legal Proceeding relating to any breach of the type referred to in clauses (i) or (ii) above commenced by any Selling Shareholder Indemnitee for the purpose of enforcing any of its rights under this Article IX;

(iv) any failure to obtain (A) any required approval under the HSR Act or any other U.S. federal antitrust law or (B) in the event the Parties elect to file a voluntary notice of the transactions contemplated by this Agreement with the Committee of Foreign Investment in the United States (“CFIUS”) pursuant to the Exon-Florio Amendment of the Defense Production Act of 1950 (the “Exon-Florio Law”), (i) written notification from CFIUS that it has determined not to conduct a further investigation of the transactions contemplated by this Agreement or (ii) if a full investigation is deemed to be required by CFIUS, written notification from CFIUS that no U.S. Governmental Body will take any action to prevent the transactions contemplated by this Agreement from being consummated; or

(v) any inaccuracy in the number of outstanding shares of Buyer Common Stock as of the Closing, Convertible Shares, Options or Option Shares in, or the calculation of, the Consideration Shares pursuant to Section 1.4, to the extent that such inaccuracy resulted in a lower number of Consideration Shares than would have resulted but for such inaccuracy.

(b) Notwithstanding anything in this Agreement to the contrary, the aggregate liability of Buyer for any indemnification payments under this Section 9.3 for liabilities arising under Section 9.3(a) shall be limited to, and shall not exceed, US$13,500,000 (the “Buyer Indemnity Cap”); provided, however, that (i) Buyer’s aggregate liability for any indemnification payments under this Section 9.3 for liabilities arising from any breach of Section 4.3 shall not be subject to the Buyer Indemnity Cap but shall not exceed the aggregate value of the Consideration Shares as of the applicable payment date and (ii) the Buyer Indemnity Cap shall not apply to any indemnification obligations of Buyer arising out of any fraud or intentional misrepresentation. In addition, Buyer shall not be liable for indemnification payments under Section 9.3 for any Individual Claim that does not exceed US$25,000.

(c) No Selling Shareholder Indemnitee shall be entitled to indemnification pursuant to Section 9.3 for breach of representations and warranties until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of Selling Shareholder Indemnitees, or to which any one or more of the Selling Shareholder Indemnitees has or have otherwise become subject, exceeds US$2,000,000, and then only to the extent of such excess; provided, however, that with respect to breaches of Buyer’s obligations in Sections

1.2 and 1.3 and Buyer’s representations in Section 4.3, a Selling Shareholder Indemnitee’s rights to indemnification pursuant to Section 9.3 shall not be subject to the limitations set forth in this Section 9.3(c).

(d) Buyer shall not be responsible for Damages consisting of indirect, incidental or consequential damages. Notwithstanding the preceding sentence and for the avoidance of doubt, any damages awarded to a third party in a trial, arbitration or final settlement with such third party shall not be regarded as indirect, incidental or consequential damages.

Section 9.4 No Contribution. From and after the Closing Date, Selling Shareholders shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Operating Companies in connection with any indemnification obligation under this Agreement.

Section 9.5 Defense of Third Party Claims.

(a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which any of the Indemnitees may be entitled to indemnification or any other remedy pursuant to this Article IX, the Indemnitee shall promptly give the indemnifying Party (the “Indemnifying Party”) written notice of such claim or Legal Proceeding (a “Claim”); provided, however, that any failure on the part of the Indemnitee to so notify the Indemnifying Party shall not limit any of the Indemnitees’ rights to indemnification under this Article IX (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

(b) Within ten (10) days of delivery of such written notice, the Indemnifying Party may elect (by written notice delivered to the Indemnitee) to take all necessary steps to properly contest any Claim involving third parties or to prosecute such Claim to conclusion or settlement, so long as the Indemnitee agrees on the selection of legal counsel for the matter. If the Indemnifying Party makes the foregoing election, an Indemnitee will have the right to participate at its own expense in all proceedings. If the Indemnifying Party does not make such election within such period or fails to diligently contest such Claim after such election, then the Indemnitee shall be free to handle the prosecution or defense of any such Claim, and will take all necessary steps to contest the Claim involving third parties or to prosecute such Claim to conclusion or settlement, and will notify the Indemnifying Party of the progress of any such Claim, will permit the Indemnifying Party at its sole cost to participate in such prosecution or defense and will provide the Indemnifying Party with reasonable access to all relevant information and documentation relating to the Claim and the prosecution or defense thereof.

(c) Notwithstanding anything in Section 9.5(b), if a Claim includes Damages likely to exceed the value of the limitation set forth in Section 9.2(b) or 9.3(b), as applicable on the date of the Claim, or relates to any Intellectual Property or Governmental Body issues, the Indemnitee shall have the right, at its election, to proceed with the defense of such Claim or Legal Proceeding on its own. In any case, the Party not in control of the Claim will cooperate with the other Party in the conduct of the prosecution or defense of such Claim.

(d) In connection with a Claim where (i) the Indemnitee has assumed the prosecution or defense of such Claim, the Indemnitee shall not settle, compromise or offer to settle or compromise such Claim for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party and (ii) where the Indemnifying Party has assumed the prosecution or defense of such Claim, the Indemnifying Party shall not settle, compromise or offer to settle or compromise such Claim for which it is required to indemnify the Indemnitee without the written consent of the Indemnitee.

Section 9.6 Tax Treatment. The Parties shall report any indemnification payment made pursuant to this Article IX as a purchase price adjustment unless otherwise required by applicable Legal Requirements.

Section 9.7 Sole and Exclusive Remedy. Except (i) in the event of fraud or intentional misrepresentation or (ii) the calculation of the number of Consideration Shares to be issued by Buyer to the Selling Shareholders pursuant to Section 1.4, from and after the Closing Date, the provisions of this Article IX will be the sole and exclusive remedy for any breach by the Parties hereto of their respective representations and warranties made in this Agreement.

Section 9.8 Payment of Indemnity Claims. If and when any Party becomes responsible for payment on an indemnification claim pursuant to this Article IX, the payment obligation shall be settled as follows:

(i) if the Indemnifying Party is Buyer, Buyer shall (at Selling Shareholders’ election) (A) pay to Selling Shareholders in proportion to their allocation of Consideration Shares under Article I an amount in cash equal to such indemnification claim or (B) issue to Selling Shareholders in proportion to their allocation of Consideration Shares under Article I additional shares of Buyer Common Stock equal to the aggregate dollar amount of the indemnification payment obligation divided by the 10 Trading Day average closing price of Buyer Common Stock ending on the applicable payment date; and

(ii) if the Indemnifying Party are Selling Shareholders, such Selling Shareholders shall (at their election) (A) pay to Buyer and in proportion to their allocation of Consideration Shares under Article I an amount in cash equal to such indemnification claim or (B) surrender to Buyer in proportion to their allocation of Consideration Shares under Article I an aggregate number of Consideration Shares equal to the aggregate dollar amount of the indemnification payment obligation divided by the 10 Trading Day average closing price of Buyer Common Stock ending on the applicable payment date.

Section 9.9 Process for Indemnification.

(a) Delivery of Claim Notice. If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under this Article IX, such Indemnitee may, on or prior to the last day of the Survival Period, deliver a claim notice (a “Claim Notice”) to the Indemnifying Party. Each Claim Notice shall state that such Indemnitee believes that there is or has been a breach of a representation, warranty or covenant contained in this Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under Article IX, and contain a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the “Claimed Amount”).

(b) Response Notice; Uncontested Claims. Within forty-five (45) days after receipt by the Indemnifying Party of a Claim Notice, the Indemnifying Party may deliver to the Indemnitee who delivered the Claim Notice a written response (the “Response Notice”) in which the Indemnifying Party: (i) agrees to pay the full Claimed Amount; (ii) agrees to pay an amount equal to part, but not all, of the Claimed Amount (the “Agreed Amount”); or (iii) indicates that it objects to payment of the entire Claimed Amount. Any part of the Claimed Amount that is not agreed to be paid by the Indemnitee pursuant to the Response Notice shall be the “Contested Amount”. If a Response Notice is not received by the Indemnitee within such 45-day period, then the Indemnifying Party shall be conclusively deemed to have agreed to pay the full Claimed Amount.

(c) Uncontested Claims. If the Indemnifying Party delivers a Response Notice agreeing to pay the full Claimed Amount, or if the Indemnifying Party does not deliver a Response Notice on a timely basis in accordance with Section 9.9(b), the Indemnifying Party shall be obligated to make a payment in full satisfaction of the Claim described in the Claim Notice within fifteen (15) business days thereafter.

(d) Partially Contested Claims. If the Indemnifying Party delivers a Response Notice agreeing to pay less than the full Claimed Amount to the Indemnitee, such payment shall be made within fifteen (15) business days thereafter and shall not be deemed to be made in full satisfaction of the Claim described in such Claim Notice, but shall count toward the satisfaction of the Claim described in such Claim Notice.

(e) Contested Claims. If the Indemnifying Party and the Indemnitee are unable to resolve any dispute relating to any Contested Amount within forty-five (45) days after the delivery of a Response Notice pursuant to which there is a Contested Amount, then the Parties shall be entitled to resort to any legal remedy under Section 10.8 available to such Party to resolve such dispute.

Section 9.10 Reserve Amounts.

(a) From the Closing Date until end of the Survival Period (the “Reserve Period”), ExcelStor Group and ExcelStor Holdings shall maintain record ownership of a number of Consideration Shares equal to the difference of (i) US$6,000,000 based on the 10 Trading Day average closing price of Buyer Common Stock ending on the Closing Date (the “Reserve Amount”) minus (ii) the value of any Claims paid by ExcelStor Group and ExcelStor Holdings during the Reserve Period; provided, however, that nothing in this Agreement will prohibit ExcelStor Group and ExcelStor Holdings from distributing to their shareholders a number of their Consideration Shares in excess of such Reserve Amount.

(b) Following the end of the Reserve Period, nothing in this Agreement will prohibit ExcelStor Group and ExcelStor Holdings from distributing to their shareholders any or all of their Consideration Shares.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 Further Assurances. Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

Section 10.2 Fees and Expenses. Except as provided in Section 8.3, each Party hereto shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such Party in connection with the Transactions, including all fees, costs and expenses incurred by such Party in connection with or by virtue of (a) the investigation and review conducted by Buyer and its Representatives with respect to the Operating Companies’ business and by Selling Shareholders with respect to Buyer’s business (and the furnishing of information to in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Selling Shareholder Disclosure Schedule, the Top Level Operating Company Disclosure Schedule and the Buyer Disclosure Schedule) and all agreements, certificates and other instruments and documents delivered or to be delivered in connection with the Transactions, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Transactions.

Section 10.3 Amendment. This Agreement may be amended at any time only by an instrument in writing signed by all of the Parties.

Section 10.4 Attorneys’ Fees. In any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement which is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

Section 10.5 Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 10.6 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties and supersedes all other prior agreements and understandings, both written and oral, among or between any of the Parties to this Agreement with respect to the subject matter hereof and thereof.

Section 10.7 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterparts.

(b) The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 10.8 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the State of Delaware. The Parties (in each case, for themselves and their Affiliates) each:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware), in connection with any such claim, suit, action or other legal proceeding;

(ii) agrees that each state and federal court located in the State of Delaware, shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim by either Party hereto that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING DIRECTLY INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.9 Assignment and Successors. No Party may assign any of its rights or interests or delegate any of its duties or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of Selling Shareholders, in the case of Selling Shareholders or the Top Level Operating Companies, or Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns.

Section 10.10 Parties in Interest. None of the provisions of this Agreement (including the documents and instruments referred to in this Agreement) is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and assigns (if any), except as expressly provided in Section 6.8.

Section 10.11 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party (and will be deemed to have been duly given upon receipt) when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid) or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

(a) if to GWT, to:

     Great Wall Technology Company Limited

     No.2, Keyuan Road, Technology & Industry Park

     Nanshan District, Shenzhen PRC

     Facsimile No.: +86-755-26633904

     E-mail: luming@greatwall.com.cn

     Attention: Mr. Lu Ming, President

     with a copy (which will not constitute notice) to:

     Jones Day

     1755 Embarcadero Road

     Palo Alto, California 94303

     Facsimile No.: +1.650.739.3900

     E-mail: drmitz@jonesday.com

     Attention: Daniel R. Mitz

     and

     Jones Day

     555 South Flower Street, 50th Floor

     Los Angeles, California 90071

     Facsimile No.: +1.213.243.2539

     E-mail: pclin@jonesday.com

     Attention: Paul C. Lin

(b) if to any one or more of ExcelStor Group or ExcelStor Holdings, to:

     c/o ExcelStor Technology Limited

     Suite 1507, Greenfield Tower

     Concordia Plaza, No. 1, Science Museum Road

     Kowloon, Hong Kong

     Facsimile No.: +852-26206816

     E-mail: eddie.lui@excelstor.com

     Attention: Mr. Lui Leung Chui, President/CEO

     with copies (which will not constitute notice) to:

     Jones Day

     1755 Embarcadero Road

     Palo Alto, California 94303

     Facsimile No.: +1.650.739.3900

     E-mail: drmitz@jonesday.com

     Attention: Daniel R. Mitz

     and

     Jones Day

     555 South Flower Street, 50th Floor

     Los Angeles, California 90071

     Facsimile No.: +1.213.243.2539

     E-mail: pclin@jonesday.com

     Attention: Paul C. Lin

(c) if to any one or more of ESGWT or SETL (prior to the Closing Date), to:

     5/F, #8 Building, Kaifa Complex, 7006, Caitian Road

     Futian District, Shenzhen, PRC

     Facsimile No.: +86-755-83275922

     E-mail: eddie.lui@excelstor.com

     Attention: Mr. Lui Leung Chui, President/CEO

     with copies (which will not constitute notice) to:

     Jones Day

     1755 Embarcadero Road

     Palo Alto, California 94303

     Facsimile No.: +1.650.739.3900

     E-mail: drmitz@jonesday.com

     Attention: Daniel R. Mitz

     and

     Jones Day

     555 South Flower Street, 50th Floor

     Los Angeles, California 90071

     Facsimile No.: +1.213.243.2539

     E-mail: pclin@jonesday.com

     Attention: Paul C. Lin

(d) if to any one or more of Buyer, ESGWT or SETL (with respect to ESGWT or SETL, after the Closing Date), to:

     Iomega Corporation

     10955 Vista Sorrento Parkway

     San Diego, California 92130

     Facsimile No.: +1 858.314.7005

     E-mail: huberman@iomega.com; zollman@iomega.com

     Attention: Jonathan S. Huberman, Chief Executive Officer

                      Ron S. Zollman, General Counsel & Secretary

     with a copy (which will not constitute notice) to:

     Paul Hastings Janofsky & Walker LLP

     3579 Valley Centre Drive

     San Diego, California 92130

     Facsimile No.: +1.858.720.2555

     E-mail: spiri@paulhastings.com

     Attention: Deyan P. Spiridonov

Section 10.12 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” means including without limiting the generality of any description preceding such term;

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(ix) references to Articles, Sections, Exhibits or Schedules shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated; and

(x) “or” is disjunctive but not necessarily exclusive.

(b) Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d) Miscellaneous. The Selling Shareholder Disclosure Schedule, the Top Level Operating Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any Legal Requirements.

Section 10.13 Enforcement of Agreement. The Parties acknowledge and agree that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 10.14 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction (whether in whole or in part), the other provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the maximum extent possible.

Section 10.15 Language. The Parties agree that a Chinese translation of this Agreement may be prepared for informational and interpretive purposes only. In the event of any conflict between the Chinese and English versions of this Agreement, the English version shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

IOMEGA CORPORATION

By:	/s/ JONATHAN S. HUBERMAN
Name:	Jonathan S. Huberman
Title:	Chief Executive Officer

GREAT WALL TECHNOLOGY COMPANY LIMITED

By:	/s/ CHEN ZHAO XIONG
Name:	Chen Zhao Xiong
Title:	Director and Chairman

EXCELSTOR GROUP LIMITED

By:	/s/ LUI LEUNG CHUI
Name:	Lui Leung Chui
Title:	Director, President and Chief Executive Officer

EXCELSTOR HOLDINGS LIMITED

By:	/s/ LUI LEUNG CHUI
Name:	Lui Leung Chui
Title:	Director, President and Chief Executive Officer

EXCELSTOR GREAT WALL TECHNOLOGY LIMITED

By:	/s/ LUI LEUNG CHUI
Name:	Lui Leung Chui
Title:	Director, President and Chief Executive Officer

SHENZHEN EXCELSTOR TECHNOLOGY LIMITED

By:	/s/ LUI LEUNG CHUI
Name:	Lui Leung Chui
Title:	Director, President and Chief Executive Officer

EXHIBITS

Exhibit A	—	Certain Definitions

Exhibit B	—	Investor Rights Agreement

Exhibit A

CERTAIN DEFINITIONS

Certain Definitions. For all purposes of and under this Agreement (including this Exhibit A), the following capitalized terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Acquisition Transaction” shall mean any transaction involving: (i) the sale, license, disposition or acquisition of all or a substantial portion of (excluding sales of inventory and licensing of Buyer products or services in the ordinary course of business consistent with past practices) of the business or assets of Buyer or any of its Subsidiaries; (ii) the issuance, disposition or acquisition of (A) any capital stock or other equity security of Buyer (other than options issued in the ordinary course of business consistent with past practices under the Buyer Stock Plans and Buyer Common Stock issued upon exercise of such options), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of Buyer (other than options issued in the ordinary course of business consistent with past practices under the Buyer Stock Plans), or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of Buyer (other than options issued in the ordinary course of business consistent with past practices under the Buyer Stock Plans); in each of clauses (A) through (C), representing in the aggregate 10% or more of the voting power of Buyer; or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving Buyer that if consummated would result in any Person (other than Selling Shareholders) beneficially owning 10% or more of any class of equity securities of Buyer.

“Board” shall mean the board of directors of a company.

“business day” shall mean any day on which banks are not required or authorized to close in the New York, New York.

“Buyer Board” shall mean the Board of Buyer.

“Buyer Business” shall mean the combined and several operations of Buyer and its Subsidiaries in the field of data protection, data storage, computer peripheral or computer hard-drive manufacture, sale and distribution.

“Buyer Bylaws” shall mean the Amended and Restated Bylaws of Buyer, as amended and in effect on the Agreement Date.

“Buyer Certificate of Incorporation” shall mean the Buyer Restated Certificate of Incorporation, as amended and in effect on the Agreement Date.

“Buyer Common Stock” shall mean the common stock, par value US$0.03-1/3 per share, of Buyer.

“Buyer Corporations” shall mean Buyer and each of its Subsidiaries.

“Buyer Designee” shall mean an Affiliate of Buyer (designated by Buyer with the consent of Selling Shareholders) to which the Transferred Shares may be transferred at the Closing.

“Buyer Disclosure Schedule” shall mean the disclosure schedule (dated as of the Agreement Date), prepared and delivered by Buyer to Selling Shareholders pursuant to this Agreement that sets forth the exceptions to the representations, warranties and covenants of Buyer contained herein. The Buyer Disclosure Schedule shall be arranged in sections and subsections corresponding to the Sections and subsections in this Agreement. The disclosure of any matter in any section or subsection of the Buyer Disclosure Schedule or in any other Section or subsection of the Buyer Disclosure Schedule referred to in this Agreement shall also disclose such matter for other sections and subsections of the Buyer Disclosure Schedule and any other Sections or subsections of the Buyer Disclosure Schedule referred to in this Agreement to the extent (and only to the extent) that the disclosure sets forth facts in sufficient detail so that the relevance of such disclosure for such other sections or subsections is reasonably apparent to a reader.

“Buyer Employee Plans” shall mean any “employee pension benefit plan” covered under Section 3(2) of ERISA, any material “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material plan, agreement or arrangement, written or oral, involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit, change in control, severance or similar agreements or contracts, written or oral, maintained, or contributed to or required to be contributed to during the last six (6) years by Buyer or any of its Subsidiaries for the benefit of, or relating to, any current or former employee, officer, director or consultant of Buyer or any of its Subsidiaries.

“Buyer Financial Statements” shall mean: (i) unaudited consolidated balance sheet (the “Buyer Most Recent Balance Sheet”) and statements of income and cash flows as of and for the nine (9) month period ended September 30, 2007 for Buyer and its Subsidiaries (the “Buyer Most Recent Financial Statements”) as compared to the same period 2006, and (ii) audited consolidated balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 2004, 2005 and 2006 for Buyer and its Subsidiaries.

“Buyer Indemnitees” shall mean the following Persons: (a) Buyer; (b) Buyer’s current and future Affiliates (including the Operating Companies after the Closing Date); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.

“Buyer Intellectual Property Rights” shall mean all Intellectual Property Rights that are owned by, or exclusively licensed to, Buyer or any of its Subsidiaries.

“Buyer Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects, (A) prohibits or materially delays the ability of Buyer to consummate the Transactions or (B) has a material adverse effect on the business, results of operations or financial condition of Buyer and its Subsidiaries, taken as a whole; provided, however, that (x) a Buyer Material Adverse Effect will not be deemed to include any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects, resulting from: (i) changes, after the Agreement Date, in general economic, financial or political conditions, to the extent that such conditions do not have a materially disproportionate impact on Buyer and its Subsidiaries, taken as a whole, relative to other comparable companies; (ii) changes in the industry of Buyer and its Subsidiaries, to the extent that such conditions do not have a materially disproportionate impact on Buyer and its Subsidiaries, taken as a whole, relative to other comparable companies; (iii) acts of terrorism, war, weather conditions or other force majeure events; (iv) the public disclosure or pendency of this Agreement and the Transactions; (v) changes in Legal Requirements, GAAP or IFRS (or any interpretations of GAAP or IFRS) applicable to Buyer and its Subsidiaries; or (vi) compliance by Buyer with the express terms of this Agreement or the failure by Buyer to take any action that is prohibited by this Agreement and (y) a Buyer Material Adverse Effect shall be deemed conclusively to have occurred in the event of a decline of 20% or more in total consolidated revenue of Buyer and its Subsidiaries for the two full fiscal quarters immediately preceding the scheduled Closing Date compared to the corresponding period in the prior fiscal year.

“Buyer Proxy Statement” shall mean a proxy statement in definitive form filed with the SEC for use in connection with the solicitation of proxies for the Buyer Voting Proposal to be considered at the meeting of Buyer Stockholders, as may be amended or supplemented from time to time.

“Buyer Stockholders” shall mean holders of shares of Buyer Common Stock.

“Buyer Triggering Event” shall be deemed to have occurred if: (i) the Buyer Board or any committee thereof shall for any reason have made an Adverse Recommendation Change or otherwise withdrawn its recommendation in favor of the adoption and approval of this Agreement and the approval of the Transactions, (ii) Buyer shall have failed to include in the Buyer Proxy Statement the recommendation of the Buyer Board, (iii) the Buyer Board or any committee thereof shall have approved or recommended any Acquisition Proposal, (iv) Buyer shall have entered into any letter of intent or similar document or any agreement, Contract or commitment accepting any Acquisition Proposal, or (v) Buyer shall have breached (or deemed to have breached) in any material respect any material obligations set forth in Section 6.1.

“Bylaws” shall mean the bylaws or articles of association of a company, as amended and in effect on the Agreement Date.

“Certificate of Incorporation” shall mean the certificate of incorporation of a company, as amended and in effect on the Agreement Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competitor” shall mean for purposes of Section 8.1(c)(iv) and Section 8.1(d)(iii), any Person (other than the Top Level Operating Companies and Buyer) who manufactures, markets or sells standalone devices for the storage and protection of digital information.

“Consent” shall mean any approval, consent, ratification, license, registration, declaration, permit, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any contract, subcontract, legally binding agreement or commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding obligation, arrangement or understanding, whether oral or in writing.

“Controlled Group” shall mean (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes any Operating Company or Buyer, as applicable, or a Subsidiary of Buyer, as applicable.

“Damages” shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“DGCL” shall mean the Delaware General Corporation Law.

“Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” shall mean, with respect to any geographic location, all laws (including common laws), directives, guidance, rules, regulations, Orders, treaties, statutes and codes promulgated by any Governmental Body with governmental authority over such geographic location which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, all as amended at any time.

“Environmental Permits” shall mean any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Financial Buyer” shall mean a Person that is neither a Competitor nor currently in the business of the Significant Customer (such as a private equity fund or hedge fund).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authorization” shall mean any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government, ministry, department or any other governmental arm or agency; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including the SEC, the NYSE, the HKEx and any other governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“GWT Circular” shall mean a circular for use in connection with the solicitation of approval at the GWT Shareholders Meeting, as may be amended or supplemented from time to time.

“GWT Supplemental Circular” shall mean a supplemental circular to the GWT Circular, to be submitted to the HKEx for clearance and distributed to the shareholders of GWT following the Closing.

“Hazardous Material” shall mean, with respect to any geographic location, any material, chemical, emission, substance or waste that has been designated by any Governmental Body with governmental authority over such geographic location to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

“Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called “e-waste fees”) and compliance with any product take-back, collection, recycling or product content requirements.

“HKEx” shall mean The Stock Exchange of Hong Kong Limited.

“HK Requisite Approvals” shall mean all government approvals and registrations that are required and necessary for the entry into, and enforceability and performance of, this Agreement and for the consummation of the Transactions in Hong Kong, including approvals by China Electronics Corporation (the indirect parent company of GWT) and the relevant Hong Kong Governmental Bodies.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“IFRS” shall mean International Financial Reporting Standards.

“Indemnitees” shall mean the Buyer Indemnitees and the Selling Shareholder Indemnitees.

“Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patents”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) trade and industrial secrets and confidential information and know-how (“Trade Secrets”), (iv) trademarks, trade names, service marks and any applications or registrations for the same (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of Technology, (vi) divisions, continuations, renewals, re-issuances and extensions of the foregoing (as applicable), and (vii) analogous rights to those set forth above, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing.

“knowledge” shall mean the actual knowledge, after due inquiry, of employees of the respective Party with the title of “Vice President” or higher.

“Legal Proceeding” shall mean any sanction, action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Body.

“Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or un-matured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP or IFRS, as applicable.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or similar restriction of any nature.

“NYSE” shall mean the New York Stock Exchange LLC or any successor thereto.

“Operating Company” shall mean any of the Top Level Operating Companies or the Subsidiary Operating Companies and “Operating Companies” shall mean the Top Level Operating Companies and the Subsidiary Operating Companies, collectively.

“Operating Company Business” shall mean the combined and several operations of the Operating Companies in the field of hard drive manufacture, sale and distribution.

“Operating Company Employee Plans” shall mean any “employee pension benefit plan” covered under Section 3(2) of ERISA, any material “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material plan, agreement or arrangement, written or oral, involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit, change in control, severance or similar agreements or contracts, written or oral, maintained, or contributed to or required to be contributed to during the last six (6) years by any Operating Company for the benefit of, or relating to, any current or former employee, officer, director or consultant who provided services to any Operating Company for which such individual received compensation with respect to which he or she was subject to United States income taxes.

“Operating Company Intellectual Property Rights” shall mean Intellectual Property Rights that are owned by, or exclusively licensed to, any Operating Company.

“Operating Company Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects, (A) prohibits or materially delays the ability of the Top Level Operating Companies to consummate the Transactions or (B) has a material adverse effect on the business, results of operations or financial condition of the Operating Companies, taken as a whole; provided, however, that (x) an Operating Company Material Adverse Effect will not be deemed to include any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects, resulting from: (i) changes, after the Agreement Date, in general economic, financial or political conditions, to the extent that such conditions do not have a materially disproportionate impact on the Operating Companies, taken as a whole, relative to other comparable companies; (ii) changes in the industry of the Operating Companies, to the extent that such conditions do not have a materially disproportionate impact on the Operating Companies, taken as a whole, relative to other comparable companies; (iii) acts of terrorism, war, weather conditions or other force majeure events; (iv) the public disclosure or pendency of this Agreement and the Transactions; (v) changes in Legal Requirements, GAAP or IFRS (or any interpretations of GAAP or IFRS not specific to Buyer’s or the Top Level Operating Companies’ financial statements) applicable to the Operating Companies; or (vi) compliance by the Top Level Operating Companies with the express terms of this Agreement or the failure by the Top Level Operating Companies to take any action that is prohibited by this Agreement, (y) an Operating Company Material Adverse Effect shall be deemed conclusively to have occurred in the event of a decline of 20% or more in total combined revenue of the Operating Companies for the two full fiscal quarters immediately preceding the scheduled Closing Date compared to the corresponding period in the prior fiscal year (excluding for such period any decline of revenue associated with Buyer’s and its Subsidiaries’ purchase of products from the Operating Companies), and (z) an Operating Company Material Adverse Effect shall be deemed conclusively to have occurred if the US GAAP presentation of total combined revenue of the Operating Companies in the income statements included in the Buyer Proxy Statement is less than 60% of the US GAAP presentation of total combined revenue as presented in the income statements delivered to Buyer in connection with this Agreement.

“Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Body that is binding on any Person or its property under applicable Legal Requirements.

“Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Body.

“PRC” means the People’s Republic of China.

“PRC Requisite Approvals” shall mean all government approvals and registrations that are required and necessary for the entry into, and enforceability and performance of, this Agreement and for the consummation of the Transactions in the PRC, including approvals, registrations or no comment opinions by China Electronics Corporation (the indirect parent company of GWT), and, if required, approvals by the PRC Ministry of Commerce, the National Development and Reform Commission, the State-Owned Assets Supervision and Administration Commission, the State Administration of Foreign Exchange, the China Securities Regulatory Commission, and registrations with the Administration of Industry and Commerce (each, a “PRC Governmental Approval” and, collectively, the “PRC Governmental Approvals”).

“Registered Intellectual Property” shall mean any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Body (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for such registrations (as applicable).

“Related Party” shall mean (i) each individual who is, or who has at any time been, an officer or director of any of the Operating Companies or Buyer; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Entity in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Representatives” shall mean officers, employees, directors, advisors, representatives and agents of a Party.

“Required GWT Vote” shall mean the affirmative vote of the majority of GWT’s shareholders on the GWT Shareholder Voting Proposals at the GWT Shareholders Meeting.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Selling Shareholder Disclosure Schedule” shall mean the disclosure schedule (dated as of the Agreement Date), prepared and delivered by Selling Shareholders to Buyer pursuant to this Agreement that sets forth the exceptions to the representations, warranties and covenants of each Selling Shareholder contained herein. The Selling Shareholder Disclosure Schedule shall be arranged in sections and subsections corresponding to the Sections and subsections in this Agreement. The disclosure of any matter in any section or subsection of the Selling Shareholder Disclosure Schedule or in any other Section or subsection of the Selling Shareholder Disclosure Schedule referred to in this Agreement shall also disclose such matter for other sections and subsections of the Selling Shareholder Disclosure Schedule and any other Sections or subsections of the Selling Shareholder Disclosure Schedule referred to in this Agreement to the extent (and only to the extent) that the disclosure sets forth facts in sufficient detail so that the relevance of such disclosure for such other sections or subsections is reasonably apparent to a reader.

“Selling Shareholder Indemnitees” shall mean the following Persons: (a) each Selling Shareholder; (b) each Selling Shareholder’s current and future Affiliates (excluding the Operating Companies after the Closing Date); (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) above.

“Selling Shareholder Triggering Event” shall be deemed to have occurred if: (i) the Board of any Selling Shareholder or any committee thereof for any reason has withdrawn, amended or modified in a manner adverse to Buyer, or proposes or resolves to withdraw, amend or modify in a manner adverse to Buyer, the recommendation of such Board that its shareholders vote in favor of the adoption and approval of this Agreement and the approval of the Transactions, or (ii) GWT shall have failed to include in the GWT Circular the recommendation of the Board of GWT that its shareholders vote in favor of the adoption and approval of this Agreement and the approval of the Transactions.

“Significant Customer” shall mean a customer of a Party whose business conducted with such Party comprises of more than 20% of such Party’s total sales revenue in such Party’s most recent four fiscal quarters in the aggregate.

“Subsidiary” of any Person shall mean, with respect to any party, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (i) such party or any Subsidiary of such party is a general partner, manager or managing member, or (ii) such party or any Subsidiary of such party owns a majority of the outstanding equity or voting securities or interests of which having by their terms ordinary voting power to elect a majority of the Board or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Subsidiary Operating Companies” shall mean Mobile Storage Technology Inc., a Delaware corporation; ESGW Holdings Ltd., a British Virgin Islands company (“ESGW Holdings”); ESGW International Ltd., a British Virgin Islands company (“ESGW International”); ExcelStor Great Wall International Ltd., a British Virgin Islands company (“EGWI”); ExcelStor Great Wall Information Productions (Shenzhen) Limited, a PRC company (“EGW Information”); ExcelStor Technology Inc., a Delaware corporation; and InchStor Technology Inc., a Delaware corporation.

“Superior Proposal” shall mean any Acquisition Proposal that the Buyer Board determines in good faith (after (i) consultation with its outside legal counsel and a nationally recognized financial advisor and (ii) taking into account all of the terms and conditions of the Acquisition Proposal and this Agreement, including (A) the likelihood that the transactions contemplated by the Acquisition Proposal will close in a timely manner, and (B) the extent to which the financing for the transactions contemplated by the Acquisition Proposal, to the extent required, is committed or is capable of being obtained on the terms proposed) is more favorable from a financial point of view to the Buyer Stockholders than the Transactions.

“Taxes” shall mean any and all domestic or foreign, national, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Body, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor or transferor.

“Tax Return” shall mean any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Technology” shall mean any or all of the following (i) works of authorship including computer programs, source code, executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) tools, methods and processes, (iii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools, and (iv) any and all instantiations of the foregoing in any form and embodied in any media.

“Top Level Operating Company Disclosure Schedule” shall mean the disclosure schedule (dated as of the Agreement Date), prepared and delivered by the Top Level Operating Companies to Buyer pursuant to this Agreement that sets forth the exceptions to the representations, warranties and covenants of the Top Level Operating Companies contained herein. The Top Level Operating Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the Sections and subsections in this Agreement. The disclosure of any matter in any section or subsection of the Top Level Operating Company Disclosure Schedule or in any other Section or subsection of the Top Level Operating Company Disclosure Schedule referred to in this Agreement shall also disclose such matter for other sections and subsections of the Top Level Operating Company Disclosure Schedule and any other Sections or subsections of the Top Level Operating Company Disclosure Schedule referred to in this Agreement to the extent (and only to the extent) that the disclosure sets forth facts in sufficient detail so that the relevance of such disclosure for such other sections or subsections is reasonably apparent to a reader.

“Transaction Documents” shall mean this Agreement and the Investor Rights Agreement.

“Transactions” shall mean the Sale and the other transactions contemplated by this Agreement.

Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Reference
Acquisition Proposal	6.1(a)
Adverse Recommendation Change	6.1(d)
Agreed Amount	9.9(b)
Agreement	Preamble
Agreement Date	Preamble
Buyer	Preamble
Buyer Board Recommendation	6.2(c)
Buyer Compliance Certificate	7.3(d)
Buyer Constituent Documents	4.2
Buyer Controlled Group	4.12(e)
Buyer Designees	6.7(a)
Buyer In Licenses	4.16(h)
Buyer Indemnity Cap	9.3(b)
Buyer IP Licenses	4.16(i)
Buyer Material Contract	4.10(a)
Buyer Out Licenses	4.16(i)
Buyer Permits	4.7(b)
Buyer Real Property Leases	4.13
Buyer Registered Intellectual Property	4.16(a)
Buyer Rights	4.3(c)
Buyer Rights Agreement	1.2
Buyer SEC Reports	4.9(a)
Buyer Stock Plans	4.3(b)
Buyer Stockholder Rights	1.2
Buyer Stockholders Meeting	6.2(a)
Buyer Voting Proposals	4.4(a)
CFIUS	9.3(a)(iv)
Claim	9.5(a)
Claim Notice	9.9(a)
Claimed Amount	9.9(a)
Closing	1.3
Closing Date	1.3
Confidentiality Agreement	5.1(c)
Consideration Shares	1.4(b)(i)
Contested Amount	9.9(b)
Convertible Shares	1.4(b)(ii)
ESGWT	Preamble
ESGWT Shares	1.1
D&O Indemnified Persons	6.8(a)
Distribution Compliance Period	2.6(d)
ExcelStor Group	Preamble
ExcelStor Holdings	Preamble
Exon-Florio Law	9.3(a)(iv)
GWT	Preamble
GWT Adverse Recommendation Change	6.3(c)
GWT Board Recommendation	6.3(c)
GWT Designees	6.7(a)
GWT Shareholders Meeting	6.3(a)

Term	Reference
GWT Shareholder Voting Proposal	2.2(a)
Indemnifying Party	9.5(a)
Individual Claim	9.2(b)
Investor Rights Agreement	Recitals
Name	3.16(k)
Operating Company Constituent Documents	3.2
Operating Company Financial Statements	3.9(a)
Operating Company In Licenses	3.16(h)
Operating Company IP Licenses	3.16(i)
Operating Company Material Contract	3.10(a)
Operating Company Most Recent Balance Sheet	3.9(a)
Operating Company Most Recent Financial Statements	3.9(a)
Operating Company Out Licenses	3.16(i)
Operating Company Permits	3.7(b)
Operating Company Real Property Leases	3.13
Operating Company Registered Intellectual Property	3.16(a)
Operating Company Related Party Transaction	3.18
Operating Company Rights	3.3(c)
Options	1.4(b)(iii)
Option Shares	1.4(b)(iv)
Parties	Preamble
Pre-Closing Period	5.1(a)
Preliminary Closing Calculation	1.4(a)(i)
Public Relations Materials	6.6
Required Buyer Vote	4.4(b)
Reserve Amount	9.10(a)
Reserve Period	9.10(a)
Response Notice	9.9(b)
Revised Closing Calculation	1.4(a)(ii)
Sale	1.1
Selling Shareholder Compliance Certificate	7.2(f)(i)
Selling Shareholder Indemnity Cap	9.2(b)
Selling Shareholders	Preamble
SETL	Preamble
SETL Shares	1.1
Survival Period	9.1(a)
Takeover Statutes	3.20
Termination Date	8.1(b)(iii)
Top Level Operating Companies	Preamble
Top Level Operating Company Compliance Certificate	7.2(f)(ii)
Trading Day	1.4(b)(vii)
Trailing Average	1.4(b)(vi)
Transferred Shares	1.1
Treasury Method Amount	1.4(b)(v)
Waiver	6.3(a)